UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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USA TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 20, 2013

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of USA Technologies, Inc. to be held at 10:00 a.m., Mountain Time, on June 21, 2013, at Hotel Monaco, 15 West 200 South, Salt Lake City, Utah 84101. This proxy statement contains information about our Company and the five proposals to be voted upon by shareholders at the Annual Meeting. Please give this information your careful attention.

We are holding our Annual Meeting in Salt Lake City this year in order to highlight our successful soft launch in Salt Lake City and our planned national rollout of mobile payment and loyalty with Isis, which allows customers who utilize our ePort® and ePort Connect Service® to accept the Isis Mobile Wallet™. Isis is a mobile payment and commerce system joint venture between AT&T Mobility, T-Mobile USA and Verizon Wireless. The Isis Mobile Wallet™ enables consumers to use a mobile device to make contactless point of sale purchases. We will provide shareholders attending the Annual Meeting with a list of our locations as well as other point of sale locations which accept the Isis Mobile Wallet™ (e.g., mass transit or retail). We believe this will provide shareholders an opportunity to view mobile payment applications in a broad context as well as observe where the payment industry may be headed.

In connection with the Annual Meeting, enclosed herewith is the proxy statement and a proxy card. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. You may vote on the Internet or by telephone. If you are a holder of record, you may also vote by mail by completing, dating, and signing the enclosed proxy card and returning it in the enclosed, postage paid envelope furnished for that purpose. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

I look forward to seeing you at the Annual Meeting.  In the meantime, please feel free to contact me with any questions you may have.

Sincerely,

/s/ Stephen P. Herbert
Stephen P. Herbert
Chairman and Chief Executive Officer

USA TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 21, 2013

To our Shareholders:

The Annual Meeting of Shareholders of USA Technologies, Inc., a Pennsylvania corporation (the “Company”), will be held at 10:00 a.m., Mountain Time, on June 21, 2013, at Hotel Monaco, 15 West 200 South, Salt Lake City, Utah 84101, for the following purposes:

1.	The election of nine Directors to serve until the 2014 Annual Meeting of Shareholders;

2.	To act upon a proposal to ratify the appointment of McGladrey LLP as the independent registered public accounting firm of the Company for fiscal year 2013;

3.	To act upon a proposal to approve the USA Technologies, Inc. 2013 Stock Incentive Plan;

4.	To approve, on an advisory (nonbinding) basis, the compensation of our named executive officers;

5.	To hold an advisory (nonbinding) vote on the frequency of future named executive officer compensation advisory votes; and

6.	To transact such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

The Board of Directors has fixed the close of business on April 16, 2013 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any and all adjournments thereof.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, we urge you to vote your shares via the Internet or telephone or by completing and returning by mail the enclosed proxy card. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you want to, as your proxy is revocable at your option.

We have enclosed a copy of the Company’s Annual Report on Form 10-K for the 2012 fiscal year with this notice and proxy statement.

By Order of the Board of Directors,

/s/ Stephen P. Herbert
Stephen P. Herbert
Chairman and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 21, 2013
The proxy statement, form of proxy card, and annual report on Form 10-K of USA Technologies, Inc. are available at:
http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=14591

USA TECHNOLOGIES, INC.
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
June 21, 2013

GENERAL INFORMATION

These materials are intended to solicit proxies on behalf of the Board of Directors of USA Technologies, Inc., a Pennsylvania corporation (the “Company”), for use at the 2013 Annual Meeting of Shareholders (the “Annual Meeting”), to be held at 10:00 a.m., Mountain Time, on June 21, 2013, at Hotel Monaco, 15 West 200 South, Salt Lake City, Utah 84101.

The Company’s principal executive offices are located at 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355.

PROXY STATEMENT QUESTIONS AND ANSWERS

Why have I been furnished this proxy statement?

This proxy statement was first mailed to shareholders on or about May 20, 2013. You have been furnished with this proxy statement because you owned shares of Common Stock, no par value (“Common Stock”), or Series A Convertible Preferred Stock, no par value (“Series A Preferred Stock”), of the Company at the close of business on April 16, 2012, the record date for the Annual Meeting. Our Board of Directors has delivered printed versions of these materials to you by mail in connection with the Board’s solicitation of proxies on behalf of the Company for use at our Annual Meeting.

What will I be voting on?

You will be voting on:

1.
The election of Deborah G. Arnold, Steven D. Barnhart, Joel Brooks, Stephen P. Herbert, Albin F. Moschner, Frank A. Petito, III, Jack E. Price, William J. Reilly, Jr., and William J. Schoch to serve as Directors until the 2014 Annual Meeting of Shareholders;

2.	A proposal to ratify the appointment of McGladrey LLP as the independent registered public accounting firm of the Company for fiscal year 2013;

3.	A proposal to approve the USA Technologies, Inc. 2013 Stock Incentive Plan;

4.	A proposal to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers;

5.	A proposal to hold an advisory (nonbinding) vote on the frequency of future advisory votes on the compensation of our named executive officers; and

6.	Such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

Could other matters be voted on at the Annual Meeting?

As of May 20, 2013, the items listed in 1 through 5 in the preceding question are the only matters which the Board intends to present at the Annual Meeting. If any other matters are properly presented for action, the persons named in the form of proxy will vote the proxy in accordance with their best judgment and opinion as to what is in the best interests of the Company.

How does the Board recommend I vote on the proposals?

The Board recommends a vote for each of the Board’s director nominees identified in Item 1, for Items 2, 3 and 4, and for future advisory votes on the compensation of our named executive officers to be taken every one year, as described in Item 5.

How can I obtain directions to attend the Annual Meeting and vote in person?

The Hotel Monaco, where the Annual Meeting will be held, is located at 15 West 200 South, Salt Lake City, Utah 84101. You may obtain directions to the venue by contacting the hotel concierge at (801) 595-0000 or by accessing their website at http://www.monaco-saltlakecity.com, and clicking on “Map/Directions” under the “Location” link.

Who is paying for this proxy solicitation?

The cost of soliciting proxies will be borne by the Company. Such solicitation may also be made on behalf of the Company by the Company’s Directors, officers or employees in person or by telephone, facsimile transmission or telegram. Employees, officers or Directors will not receive any additional compensation for these solicitation activities.

Where can I access an electronic copy of the proxy statement and Annual Report on Form 10-K for the year ended June 30, 2012?

You may access an electronic copy of the proxy statement, form of proxy card, and the Annual Report on Form 10-K for the year ended June 30, 2012 at: http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=14591.

Who is entitled to vote at or attend the Annual Meeting?

Only holders of Common Stock or Series A Preferred Stock of record at the close of business on April 16, 2013 will be entitled to notice of and to vote at the Annual Meeting.  Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to 0.1938 of a vote on all matters to come before the Annual Meeting, with any fractional vote being rounded to the nearest whole number. On April 16, 2013, the record date for the Annual Meeting, the Company had issued and outstanding 33,041,846 shares of Common Stock and 445,063 shares of Series A Preferred Stock.

Shareholders of Record.  If, on the record date, your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. In order to be admitted to the Annual Meeting, you must present photo identification. In addition, your name will be verified against the list of shareholders as of the record date. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

Beneficial Owners.  If, on the record date, your shares were not held in your name, but rather were held in an account at a brokerage firm, bank or other nominee (commonly referred to as being held in “street name”), you are the beneficial owner of those shares. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares held in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a valid legal proxy from your broker or other nominee and bring the legal proxy to the Annual Meeting. If you want to attend the Annual Meeting, you must provide proof of beneficial ownership as of the record date, such as your account statement reflecting ownership as of the record date, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

How do I vote my shares?

You may vote either in person at the Annual Meeting or by proxy.

-- At the Annual Meeting.  Shares held in your name as the shareholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares, giving you the right to vote the shares, and you bring the legal proxy to the Annual Meeting.

-- To vote by proxy, you must select one of the following options:

1.	Vote on the Internet:

●	Access www.voteproxy.com.

●	Have the proxy card in hand.

●	Follow the instructions provided on the site.

●	Submit the electronic proxy by 11:59 p.m., Eastern Time, on June 20, 2013.

●	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

2.	Vote by Telephone:

●	Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States, or 1-718-921-8500 from foreign countries, from any touch-tone telephone.

●	Have the proxy card in hand.

●	Follow the instructions provided by the recorded message.

●	Transmit the telephone proxy by 11:59 p.m. Eastern Time on June 20, 2013.

●	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

3.	Complete the enclosed proxy card:

●	Complete all of the required information on the proxy card.

●	Date and sign the proxy card.

●	Return the proxy card in the postage-paid envelope provided as soon as possible.

●	If you are not the shareholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

If you vote in a timely manner by the Internet or telephone, you do not have to return the proxy card for your vote to count. The Internet and telephone voting procedures appear in the enclosed proxy card. You may also log on or call the toll-free telephone number to change your vote.

Can I change my vote or revoke my proxy?

Yes. Whether you vote by Internet, or by telephone, or submit a proxy card with your voting instructions, you may revoke or change your vote by:

●	casting a new vote on the Internet or telephone,

●	submitting another written proxy with a later date,

●	sending a written notice of the change in your voting instructions to the Secretary of the Company if received the day before the Annual Meeting,

●	if you are a beneficial owner, by following the instructions sent to you by your broker, bank or other agent, or

●	voting in person at the Annual Meeting. Please note that your mere attendance at the Annual Meeting will not revoke a proxy.

How are votes counted?

Shares of Common Stock or Series A Preferred Stock represented by properly executed proxy cards, or voted by proxy over the Internet or telephone, and received in time for the Annual Meeting will be voted in accordance with the instructions specified in the proxies. Any proxy not specifying to the contrary will be voted for the nine nominees for directors listed in Item 1 referred to in the Notice of Annual Meeting, in favor of the adoption of the proposals in Items 2, 3 and 4, and for future advisory votes on the compensation of our named executive officers to be taken every one year as described in Item 5. If you grant a proxy, either of the officers named as proxy holders, Stephen P. Herbert and David M. DeMedio, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the Annual Meeting or at any adjournment or postponement that may take place. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for another candidate or other candidates nominated by our Board.

The inspector of elections designated by the Company will use procedures consistent with Pennsylvania law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote.

What are the securities entitled to vote at the Annual Meeting?

Each share of Common Stock issued and outstanding on the record date is entitled to one vote on each matter presented at the Annual Meeting. Each share of Series A Preferred Stock issued and outstanding on the record date is entitled to 0.1938 of a vote on each matter presented at the Annual Meeting, with any fractional vote being rounded to the nearest whole number. As of the record date, 33,041,846 shares of Common Stock were issued and outstanding and 445,063 shares of Series A Preferred Stock were issued and outstanding.

What is a quorum?

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast on a particular matter by the shareholders at the Annual Meeting is necessary to constitute a quorum for purposes of consideration and action on the matter. Votes withheld for director nominees and abstentions on the other proposals to be considered at the Annual Meeting will be counted in determining whether a quorum has been reached, but the failure to execute and return a proxy will result in a shareholder not being considered present at the meeting. Broker non-votes will be counted as present for purposes of determining the existence of a quorum.  The holders of the Common Stock and Series A Preferred Stock vote together, and not as separate classes.  If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

How is each proposal to be adopted at the Annual Meeting?

If a quorum is present, the votes required for the election of the nine nominees for Directors and for the four proposals to be considered at the Annual Meeting and the treatment of abstentions and broker non-votes in respect of such proposals are as follows:

- Item 1: The nine nominees for Directors receiving the highest number of votes will be elected directors. Broker non-votes will not have any effect on the election of directors.

- Item 2: The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together is required to approve the ratification of the selection of our independent auditors. Abstentions will have the same effect as votes against the proposal and broker non-votes will not have any effect on the outcome of this proposal.

- Item 3:  The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together is required to approve the 2013 Stock Incentive Plan. Abstentions will have the same effect as votes against the proposal and broker non-votes will not have any effect on the outcome of this proposal.

- Item 4: The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together is required to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers. Abstentions will have the same effect as votes against the proposal and broker non-votes will not have any effect on the outcome of this proposal;

- Item 5: For the advisory vote in Item 5, the frequency—“1 Year,” “2 Years” or “3 Years”—receiving the highest number of affirmative votes cast by the holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together will be determined to be the preferred frequency of holding future votes regarding the compensation of our named executive officers. Abstentions and broker non-votes have no effect on the determination of which voting frequency (“1 Year,” “2 Years” or “3 Years”) receives the highest number of affirmative votes cast.

What is a broker non-vote?

Shares of stock held in street name with regard to which the broker or other nominee holding them indicates on a proxy that the broker has not received instructions from the beneficial owner to vote those shares in a particular manner are referred to as broker non-votes. Broker non-votes will have no effect in determining whether a proposal will be adopted at the Annual Meeting although they will be counted as present for purposes of determining the existence of a quorum.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

The following table sets forth, as of April 16, 2013, the beneficial ownership of the Common Stock of each of the Company’s directors and executive officers and the other current employees named in the Summary Compensation Table set forth below, as well as by the Company’s directors and executive officers as a group. Except as set forth below, the Company is not aware of any beneficial owner of more than five percent of the Common Stock. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Name and Address of	Number of Shares		Percent of
Beneficial Owner(1)	of Common Stock (2)		Class

Deborah G. Arnold
9704 Clos du Lac Circle	20,262	(3)	*
Loomis, CA 95630

Steven D. Barnhart
1143 N. Sheridan Road	186,173	(4)	*
Lake Forest, IL 60045

Joel Brooks
303 George Street, Suite 140	35,000	(5)	*
New Brunswick, New Jersey 08901

David M. DeMedio
100 Deerfield Lane, Suite 140	122,686	(6)	*
Malvern, Pennsylvania 19355

Stephen P. Herbert
100 Deerfield Lane, Suite 140	441,773	(7)	1.34%
Malvern, Pennsylvania 19355

Michael Lawlor
100 Deerfield Lane, Suite 140	35,552	(8)	*
Malvern, Pennsylvania 19355

Albin F. Moschner
660 Northcroft Court	459,630	(9)	1.39%
Lake Forest, Illinois 60045

Frank A. Petito, III
1111 Elmwood Avenue	30,262	(10)	*
Wilmette, IL 60091

Jack E. Price
12942 NE 24th Street	10,000	(11)	*
Bellevue, WA 98005

William J. Reilly, Jr.
1280 South Concord Road	25,605	(12)	*
West Chester, PA 19382

Cary Sagady
100 Deerfield Lane, Suite 140	5,050		*
Malvern, Pennsylvania 19355

William J. Schoch
300 Montgomery Street, #400	13,304	(13)	*
San Francisco, CA 94104

S.A.V.E. Partners, IV, LLC
500 West Putnam Avenue, Suite 400	2,303,368	(14)	6.97%
Greenwich, Connecticut 06830

All Current Directors and Executive Officers	1,344,695		4.05%
As a Group (10 persons)

*Less than one percent (1%)

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to securities. Shares of Common Stock issuable upon conversion of the Series A Preferred Stock, or shares of Common Stock issuable upon exercise of warrants and options currently exercisable, or exercisable within 60 days of April 16, 2013, are deemed to be beneficially owned for purposes hereof.

(2) The percentage of common stock beneficially owned is based on 33,041,846 shares outstanding as of April 16, 2013.

(3) Includes 10,000 shares issued to Ms. Arnold as a non-employee director of the Company as of April 1, 2012 which vest or vested as follows: 3,333 shares on April 1, 2012, 3,333 shares on April 1, 2013 and 3,334 shares on April 1, 2014.

(4) Includes 32,538 shares underlying common stock warrants. Includes 10,000 shares issued to Mr. Barnhart as a non-employee director of the Company as of June 30, 2011 which vest or vested as follows: 3,333 shares on June 30, 2011, 3,333 shares on June 30, 2012 and 3,334 shares on June 30, 2013.

(5) Includes 10,000 shares issued to Mr. Brooks as a non-employee director of the Company as of June 30, 2011 which vest or vested as follows: 3,333 shares on June 30, 2011, 3,333 shares on June 30, 2012 and 3,334 shares on June 30, 2013.

(6) Includes 2,333 shares underlying vested stock options.

(7) Includes 32,010 shares of common stock beneficially owned by Mr. Herbert’s child, 27,440 shares of common stock beneficially owned by his spouse and 6,000 shares underlying vested stock options. Includes 100,000 shares of common stock issued to Mr. Herbert as of September 27, 2011 which vest or vested as follows: 33,333 on September 27, 2011, 33,333 on September 27, 2012, and 33,334 on September 27, 2013. Includes 71,429 shares which would become vested upon the attainment of various closing prices for thirty consecutive trading days at any time prior to September 5, 2015. One-third of these shares vested on March 7, 2013 upon the closing price being at least $2.00 per share, one-third of these shares vested on April 10, 2013 upon the closing price being at least $2.25 per share, and one-third of these shares would become vested if the closing price would be at least $2.50 per share.

(8) Includes 20,000 shares issued to Mr. Lawlor pursuant to the First Amendment to his Employment and Non-Competition Agreement with the Company dated as of April 27, 2012, which vest or vested as follows: 5,000 shares on September 30, 2012, 5,000 shares on December 31, 2012, 5,000 on March 31, 2013 and 5,000 shares on June 30, 2013.

(9) Includes 132,100 shares underlying common stock warrants and 969 shares underlying Series A Preferred Stock. Includes 10,000 shares issued to Mr. Moschner as a non-employee director of the Company as of August 10, 2012 which vest or vested as follows: 3,333 on August 10, 2012, 3,333 on August 10, 2013, and 3,334 on August 10, 2014.

(10) Includes 10,000 shares issued to Mr. Petito as a non-employee director of the Company as of April 1, 2012 which vest or vested as follows: 3,333 shares on April 1, 2012, 3,333 shares on April 1, 2013 and 3,334 shares on April 1, 2014.

(11)  Consists of 10,000 shares issued to Mr. Price as a non-employee director of the Company as of June 30, 2011 which vest or vested as follows: 3,333 shares on June 30, 2011, 3,333 shares on June 30, 2012 and 3,334 shares on June 30, 2013.

(12)  Includes 100 shares of common stock beneficially owned by Mr. Reilly’s child. Includes 10,000 shares issued to Mr. Reilly as a non-employee director of the Company as of August 10, 2012 which vest or vested as follows: 3,333 on August 10, 2012, 3,333 on August 10, 2013, and 3,334 on August 10, 2014.

(13)  Includes 10,000 shares issued to Mr. Schoch as a non-employee director of the Company as of August 10, 2012 which vest or vested as follows: 3,333 on August 10, 2012, 3,333 on August 10, 2013, and 3,334 on August 10, 2014.

(14)  Based upon a Schedule 13D/A filed with the Securities and Exchange Commission on January 18, 2013, S.A.V.E. Partners, IV, LLC (“SAVE”) is a limited liability company, the managing member of which is Locke Partners I LLC, a limited liability company (“Locke”). Each of Bradley M. Tirpak and Craig W. Thomas are co-managing members of Locke and, by virtue of their relationship with Locke, share the power to vote and dispose of the shares beneficially owned by SAVE.

Series A Preferred Stock

Other than the 5,000 shares of preferred stock beneficially owned by Mr. Moschner, there were no shares of Series A Preferred Stock that were beneficially owned as of April 16, 2013 by the Company’s directors, executive officers, or the other current employees named in the Summary Compensation Table set forth below.

ITEM 1
ELECTION OF DIRECTORS

The Board of Directors has nominated, and recommends the election of, the nine persons listed below to serve as Directors of the Company. Each of these nominees is currently serving as a Director. The Board has determined that the following eight nominees are independent in accordance with the applicable listing standards of the NASDAQ Stock Market LLC: Deborah G. Arnold, Steven D. Barnhart, Joel Brooks, Albin F. Moschner, Frank A. Petito, III, Jack E. Price, William J. Reilly, Jr., and William J. Schoch. The following information is furnished with respect to each nominee for election as a Director:

Name	Age	Position(s) Held
Deborah G. Arnold (4)	63	Director
Steven D. Barnhart (1)(2)	52	Lead Independent Director
Joel Brooks (1)	54	Director
Stephen P. Herbert	50	Chief Executive Officer, Chairman of the Board of Directors
Albin F. Moschner(3)	60	Director
Frank A. Petito, III (3)	45	Director
Jack E. Price (3)	68	Director
William J. Reilly, Jr. (1)(4)	64	Director
William J. Schoch (4)	48	Director

(1)	Member of Audit Committee
(2)	Lead independent director
(3)	Member of Compensation Committee
(4)	Member of Nominating and Corporate Governance Committee

Each Director to be elected at the Annual Meeting will hold office until the 2014 Annual Meeting of Shareholders, and until his or her successor has been elected and qualified. If any director resigns, dies or is otherwise unable to serve out his or her term, the Board may fill any vacancy by a vote of a majority of the directors then in office. A director appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor.

Deborah G. Arnold joined the Board of Directors of the Company in February 2012. Ms. Arnold is the Chair of our Nominating and Corporate Governance Committee. She has served on the Advisory Board of the Grameen Technology Center since October 2008 and was on the Advisory Boards of the United Nations Year of Microfinance and of Women in Technology International from January 2005 to December 2006. Ms. Arnold was Vice President of global consumer products at Visa International from May 2001 to October 2006, and prior thereto she led the global smart card migration effort from October 1998 to May 2001. Ms. Arnold also led the development of a new payment product, Visa Horizon, for emerging markets from July 1995 to September 1998. Prior to joining Visa, she held a variety of executive positions in the telecommunications and financial services industries. In her consulting practice, Ms. Arnold has supported various organizations in the strategic planning and marketing of their products and programs. She has been deeply involved in driving the development of Near Field Communication technology and standards, initially as a founding member of the NFC Forum in 2004 and, since 2011, as the director of the 165+ member organization. Ms. Arnold holds a Bachelor of Arts degree from Duke University, obtained in 1972, as well as a certificate from Universite de Lausanne in Lausanne, Switzerland, awarded in 1971. We believe that Ms. Arnold’s record within the payments industry, both domestically and internationally, and her track record of helping companies develop strategies to capitalize on the abundant opportunities in the industry provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Steven D. Barnhart was appointed to the Board of Directors in October 2009. Mr. Barnhart is the Company’s lead independent director and is a member of our Audit Committee. Since August 22, 2012, Mr. Barnhart has been serving as the Senior Vice President and Chief Financial Officer of Sears Hometown and Outlet Stores, Inc., which was a subsidiary of Sears Holdings Corporation when he joined, and since October 12, 2012, has been an independent public company (NASDAQ: SHOS). From January 2010 to June 2012, Mr. Barnhart served as the Senior Vice President and Chief Financial Officer of Bally Total Fitness. Mr. Barnhart was Chief Executive Officer and President of Orbitz Worldwide from 2007 to January 2009, after holding other executive positions since 2003, when he joined the company. Prior to Orbitz Worldwide, he worked for PepsiCo and the Pepsi Bottling Group from 1990 to 2003, where he was Finance Director for the Southeast Business Unit of the Pepsi Bottling Group, and also held other regional and strategic positions for PepsiCo and Frito-Lay. Mr. Barnhart received a Bachelor of Science degree in Economics in 1984 from the University of Chicago and a Masters in Business Administration in 1988 from the University of Chicago. Mr. Barnhart served on the Board of Directors of Orbitz Worldwide from 2007 to January 2009. We believe Mr. Barnhart’s extensive executive experience and leadership skills, and prior public board experience provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Joel Brooks joined the Board of Directors of the Company during March 2007. Mr. Brooks is the Chair of our Audit Committee.  Since December 2000, Mr. Brooks has served as the Chief Financial Officer, Treasurer and Secretary of Senesco Technologies, Inc., a biotechnology company whose shares are traded on the OTCQB. From September 1998 until November 2000, Mr. Brooks was the Chief Financial Officer of Blades Board and Skate, LLC, a retail establishment specializing in the action sports industry. Mr. Brooks was Chief Financial Officer from 1997 until 1998 and Controller from 1994 until 1997 of Cable and Company Worldwide, Inc. He also held the position of Controller at USA Detergents, Inc. from 1992 until 1994, and held various positions at several public accounting firms from 1983 through 1992. Mr. Brooks received his Bachelor of Science degree in Commerce with a major in Accounting from Rider University in February 1983. We believe Mr. Brooks’ extensive accounting and finance background, and his executive experience at Senesco Technologies provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Stephen P. Herbert has been our Chief Executive Officer and Chairman since November 30, 2011. He was elected a Director in April 1996, and joined the Company on a full-time basis on May 6, 1996 as Executive Vice President. During August 1999, Mr. Herbert was appointed President and Chief Operating Officer of the Company. On October 5, 2011, Mr. Herbert was appointed as interim Chief Executive Officer and Chairman and, on November 30, 2011, he was appointed as the Chairman of the Board of Directors and Chief Executive Officer of the Company. Prior to joining us and since 1986, Mr. Herbert had been employed by Pepsi-Cola, the beverage division of PepsiCo, Inc. From 1994 to April 1996, Mr. Herbert was a Manager of Market Strategy. In such position he was responsible for directing development of market strategy for the vending channel and subsequently the supermarket channel for Pepsi-Cola in North America. Prior thereto, Mr. Herbert held various sales and management positions with Pepsi-Cola. Mr. Herbert graduated with a Bachelor of Science degree from Louisiana State University. We believe Mr. Herbert’s position as the President and Chief Operating Officer of our Company until October 5, 2011 and as Chairman and Chief Executive Officer of the Company thereafter, his intimate knowledge and experience with all aspects of our Company, and his extensive vending experience at PepsiCo before joining our Company provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Albin F. Moschner joined the Board of Directors of the Company in April 2012. He is a member of our Compensation Committee. Mr. Moschner served at Leap Wireless International, Inc. as the Chief Operating Officer from July 2008 to February 2011 and as Chief Marketing Officer from August 2004 to June 2008. Prior to joining Leap Wireless, Mr. Moschner served as President of the Verizon Card Services division of Verizon Communications, Inc. From January 1999 to December 2000, Mr. Moschner was President of One Point Services at One Point Communications. Mr. Moschner served at Zenith Electronics Corporation as President and Chief Executive Officer from 1995 to 1996 and as President, Chief Operating Officer and Director from 1994 to 1995. Mr. Moschner has also served in various managerial capacities at Tricord Systems, Inc. and International Business Machines Corp. Mr. Moschner has also been serving on the Board of Wintrust Financial Corporation since 1994. Mr. Moschner holds a Bachelor of Engineering in Electrical Engineering from The City College of New York, awarded in 1974, and a masters degree in Electrical Engineering awarded by Syracuse University in 1979. We believe that Mr. Moschner’s marketing, manufacturing and wireless industry experience and long standing prior public board experience provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Frank A. Petito joined the Board of Directors of the Company in February 2012. Mr. Petito is a member of our Compensation Committee. He is President of Orbitz for Business, and has also served as Senior Vice President of Corporate Development for Orbitz Worldwide, Inc., which he joined in March 2002. Prior to joining Orbitz, Mr. Petito was a co-founder and CFO of Unexplored, Inc., a venture-backed online travel and services company from 1999 to 2001. Before that, he was an investment banker, and served as Vice President of mergers and acquisitions, at Hambrecht & Quist, a technology-focused investment bank in San Francisco from 1996 to 1999. Prior to that, Mr. Petito was an investment banker at Roberts Capital Markets from 1992 to 1994. He started his career at Morgan Stanley where he was an investment banker from 1990 to 1992. Mr. Petito obtained his MBA from Stanford Graduate School of Business in 1996 and his undergraduate degree from Princeton University in 1990. We believe that Mr. Petito’s breadth of experience at both large and small companies and his track record of successfully operating in a high growth, technology environment provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Jack E. Price was appointed to the Board of Directors in October 2009. Mr. Price is the Chair of our Compensation Committee. Mr. Price was President and Chief Executive Officer of NovaRay Medical Inc. from 2007 to March 2009. Prior to that, he was President and Chief Executive Officer of VSM MedTech Ltd. from 2003 to 2006, and was President and Division Chief Executive Officer of Philips Medical Systems, North America from 1996 to 2003, having joined Philips Medical Systems in 1993 as Vice President and General Manager. He was also with General Electric Medical Systems from 1988 to 1993, where he held Vice President and General Manager positions. Mr. Price received his undergraduate degree from the University of Oregon.  Mr. Price is also Chairman of The Radiological Society of North America Board of Trustees. Mr. Price served on the Board of Directors of NovaRay Medical, Inc. from 2007 to 2009 and of Health Solutions Systems, Inc. from May 1, 2008 to March 2010. We believe that  Mr. Price’s extensive executive experience, leadership skills and prior public company board experience provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

William J. Reilly, Jr., joined the Board of Directors of the Company in July 2012. He is a member of our Audit and Nominating and Corporate Governance Committees. Mr. Reilly has been an independent consultant since January 2011. From September 2004 to November 2010, Mr. Reilly was President and Chief Executive Officer of Realtime Media, Inc., an interactive promotional marketing firm serving the pharmaceutical and consumer packaged goods markets. Following the sale of Realtime Media, Inc. in November 2010, Mr. Reilly was retained as a consultant until January 2011. From September 2002 to September 2004, Mr. Reilly was a principal at Chesterbrook Growth Partners, independent consultants to the private equity community. Between 1989 and 2002, Mr. Reilly served at various positions at Checkpoint Systems Inc., a multinational manufacturer and marketer of products and services for automatic identification, retail security, pricing and brand promotion, including as Chief Operating Officer, Executive Vice President, Senior Vice President of the Americas and Pacific Rim and Vice President of Sales. Prior to that, Mr. Reilly held national and sales management positions at companies in the medical electronics and telecommunications industries, including Minolta Corporation, Megatech Pty. Ltd. and Multitone Electronics PLC. He has also served on the Board of Veramark Technologies, Inc., a telecommunications software firm, from June 1997 to May 2008. Mr. Reilly graduated from Mount St. Mary’s University with a bachelors of science degree in Psychology in 1970. We believe that Mr. Reilly’s executive, business development and international experience provide the requisite qualifications, skills, perspectives and experiences to serve on our Board of Directors.

William J. Schoch joined the Board of Directors of the Company in July 2012. He is a member of our Nominating and Corporate Governance Committee. Mr. Schoch is the President and Chief Executive Officer of Western Payments Alliance, a non-profit payments association and has served in that capacity since March 2008. He serves on the Boards of Western Payments Alliance and NACHA, an industry trade association and the administrator of the Automated Clearing House (ACH) Network, and is on the steering committee of NACHA’s Council for Electronic Billing and Payment. From 1997 to 2008, Mr. Schoch worked at Visa International where, as the Vice President of Emerging Market Initiatives, he was responsible for the global development of the Visa Money Transfer Platform. Prior to that, Mr. Schoch served as a Vice President at Citibank, N.A. from 1989 to 1997, and as an Associate Director at NACHA from 1986 to 1989. Mr. Schoch obtained a Bachelor of Arts degree in 1986 from Indiana University of Pennsylvania with a major in Public Policy and a minor in Economics. We believe that Mr. Schoch’s experience and familiarity with the electronic payments industry and his leadership experience provide the requisite qualifications, skills, perspectives and experiences to serve on our Board of Directors.

Although  the Board of  Directors  has no reason to believe any of the nominees for Director will be unable to accept such nomination, if such should occur, proxies will be voted  (unless  marked to the contrary)  for such  substitute  person or persons,  if any, as shall be  recommended  by the Board of Directors.  However, proxies will not be voted for more than nine directors.  Shareholders who do not wish their shares to be voted for a particular nominee may so direct in the space provided in the proxy card.

Cumulative voting rights do not exist with respect to the election of Directors.  Pursuant to the Articles of Incorporation and Pennsylvania law, the Directors of the Company are to be elected by the holders of the Common Stock and Series A Preferred Stock voting together, with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to 0.1938 of a vote, with each fractional vote being rounded to the nearest whole number.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL NINE NOMINEES.

CORPORATE GOVERNANCE – BOARD OF DIRECTORS

Independence of the Board of Directors

The Board of Directors has determined that Deborah G. Arnold, Steven D. Barnhart, Joel Brooks, Albin F. Moschner, Frank A. Petito, III, Jack E. Price, William J. Reilly, Jr. and William J. Schoch, which members constitute a majority of the Board of Directors, are independent in accordance with the applicable listing standards of the NASDAQ Stock Market LLC.

Meetings of the Board of Directors

The Board of Directors of the Company held a total of twenty-one meetings during the fiscal year ended June 30, 2012.  Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and Board Committees of which he or she was a member.  The Company’s policy regarding directors’ attendance at the annual meeting of shareholders, as described in the Company’s Corporate Governance Guidelines, is that all directors are strongly encouraged to attend the annual meeting. Six of our directors attended the 2012 Annual Meeting.

During the fiscal year ended June 30, 2012, the independent directors held two executive sessions at which the independent directors were present.

Board Committees

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee of the Board of Directors presently consists of Mr. Brooks (Chair), Mr. Barnhart and Mr. Reilly. The Board of Directors has determined that each member of the Audit Committee is independent as defined under the listing standards of the NASDAQ Stock Market LLC and under Rule 10A-3 of the Securities Exchange Act of 1934 (“Exchange Act”). The Board of Directors has also determined that Mr. Brooks is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. Our Audit Committee held eight meetings during the 2012 fiscal year. The Audit Committee engages the Company’s independent accountants and is primarily responsible for approving the services performed by the Company’s independent accountants, for reviewing and evaluating the Company’s accounting principles, reviewing the independence of independent auditors, and reviewing the adequacy and effectiveness of the Company’s internal controls. The Audit Committee operates pursuant to a charter that was last amended and restated by the Board of Directors on April 11, 2006, a copy of which is accessible on the Company’s website, www.usatech.com. The Audit Committee’s report appears on page 22 of this proxy statement.

Compensation Committee

The Compensation Committee of the Board of Directors presently consists of Mr. Price (Chair), Mr. Moschner and Mr. Petito. The Board of Directors has determined that each of the current members of the Compensation Committee is independent in accordance with the applicable listing standards of the NASDAQ Stock Market LLC. The Committee reviews and recommends compensation and compensation changes for the executive officers and directors of the Company and administers the Company’s incentive stock  plans. The Compensation Committee met five times during the 2012 fiscal year. The Compensation Committee operates pursuant to a charter that was adopted by the Board of Directors in September 2007 and amended in May 2013, a copy of which is accessible on the Company’s website, www.usatech.com.

Our Compensation Committee annually reviews and recommends for approval by the Board corporate goals and objectives relevant to the Chief Executive Officer and other executive officer's compensation, evaluates the Chief Executive Officer and other executive officer's performance in light of those goals and objectives, and recommends for approval to the Board the Chief Executive Officer's and other executive officer's compensation levels based upon this evaluation. The Committee has the authority to retain or obtain the advice of a compensation consultant or other adviser, and to be directly responsible for the appointment, compensation and oversight of the work of any such adviser.

During the 2012 fiscal year, the Compensation Committee retained an independent compensation consultant, Buck Consulting, to assist the Committee in connection with its compensation recommendations to the Board. The Compensation Committee retains sole discretion to hire and fire the independent consultant and to negotiate the terms of the consultant’s engagement. Buck Consulting assisted the Compensation Committee in connection with the following:

●	Reviewed the employment agreements of our executive officers and made recommendations concerning the amendments to these agreements that were made in September 2011;
●	Evaluated and made recommendations regarding the metrics, target goals and relative weightings of the metrics to be used in the Fiscal Year 2012 Performance Share Plan;
●	Evaluated and reviewed the number of shares issuable to our executive officers if the various target goals would be attained by the Company under the Fiscal Year 2012 Performance Share Plan;
●
Calculated the value of the Company’s obligation to pay excise taxes in connection with excess parachute payments in the event of a change in control of the Company and related tax gross up payments which had been contained in each of our  executive officer’s employment agreements. In September 2011, these provisions were eliminated from each of our executive officer’s employment agreements;

●	Reviewed and recommended the number of shares to be reserved for issuance under the 2012 Stock Incentive Plan and recommended the type of securities to be awarded under that plan; and
●	Consulted with Chair of the Compensation Committee on an as needed basis.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors was established in November 2009, and presently consists of Ms. Arnold (Chair), Mr. Reilly and Mr. Schoch. In October 2012, this Committee, formerly known as the Nominating Committee, was renamed the Nominating and Corporate Governance Committee in order to reflect its increased duties and responsibilities. The Board of Directors has determined that each of the current members of the Nominating and Corporate Governance Committee is independent in accordance with the applicable listing standards of the NASDAQ Stock Market LLC. The Committee recommends to the entire Board of Directors for selection any nominees for director. The Nominating and Corporate Governance Committee met six times during the 2012 fiscal year. The Nominating and Corporate Governance Committee operates pursuant to an amended and restated charter that was adopted by the Board of Directors on October 26, 2012, a copy of which is accessible on the Company’s website, www.usatech.com.

The Nominating and Corporate Governance Committee is responsible for identifying and recommending for selection by the Board nominees for election or re-election to the Board, or to fill any vacancies on the Board. The Committee also reviews and makes recommendations to the Board on the range of skills and expertise and other appropriate criteria which should be represented on the Board. The Nominating and Corporate Governance Committee will generally consider all relevant factors in identifying and recommending candidates to the Board, which may include independence, expertise that is useful to the Company and complementary to the background, skills and experience of the other Board members, a commitment to ethics and integrity, a commitment to personal and organizational accountability, a history of achievement that reflects superior standards for themselves and others, and a willingness to express alternate points of view while, at the same time, being respectful of the opinions of others and working collaboratively as a team player. The Nominating and Corporate Governance Committee will consider the following qualifications that it believes would be useful in director candidates: transaction processing experience, experience in bringing technology to market, experience in building a growth company, sales leadership experience and diversity of background such as gender and ethnicity. The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, experience and expertise to oversee the Company’s business.

The directors on the Company’s Nominating and Corporate Governance Committee use their available network of contacts when compiling a list of potential director candidates. The Nominating and Corporate Governance Committee also considers potential director candidates recommended by shareholders and other parties, including other directors, and all potential candidates are evaluated based upon the above criteria. The Nominating and Corporate Governance Committee makes no distinction in its evaluation of candidates based on whether such candidates are recommended by shareholders or other parties.

Shareholders who wish to propose a potential director candidate may submit a recommendation in writing to the Secretary, USA Technologies, Inc., 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355, specifying the name of the candidates and stating in detail the qualifications of such persons for consideration by the independent directors. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation.

The Nominating and Corporate Governance Committee is also responsible for the following:
●
Reviewing corporate governance polices and systems against applicable laws, regulations, and industry specific standards and practices, if any, including any securities regulatory authority or NASDAQ guidelines applicable to the Company;

●	Identifying best practices and developing and recommending to the Board corporate governance principles;
●	Providing to the Board the Committee’s assessment of which directors should be deemed independent directors under applicable SEC and NASDAQ rules and regulations;
●	Establishing procedures for, conducting and administering, an annual performance and effectiveness evaluation of the Board and reporting annually to the Board the results of its assessment; and
●
In consultation with the lead independent director and Chairman, making recommendations to the Board regarding the composition of the Board Committees, and annually reviewing the composition of each Committee and presenting recommendations for Committee memberships to the Board as needed.

The Board’s Role in Risk Oversight

Management is responsible for managing the risks that the Company faces. The Board of Directors is responsible for overseeing management’s approach to risk management. Management identifies material risks facing the Company on an ongoing basis and discusses those risks with the Board of Directors or its Committees, as appropriate. While the Board of Directors has ultimate responsibility for overseeing management’s approach to risk management, various Committees of the Board assists it in fulfilling that responsibility. In particular, the Audit Committee assists the Board in its oversight of risk management in the areas of financial reporting, internal controls and compliance with regulatory requirements.

Board Leadership Structure

Stephen P. Herbert has served as Chief Executive Officer and Chairman of the Board of Directors since November 30, 2011. At the present time, the Company believes that its leadership structure is appropriate as our Chief Executive Officer’s in-depth knowledge and experience with all aspects of our business, his exceptional leadership, and his vision for the Company’s future, make him the best-qualified director to serve as Chairman. In addition, as all of our Board Committees are comprised of independent directors, the Company does not believe that a separation of the Chairman and Chief Executive Officer roles is necessary at this time in order to provide additional meaningful risk oversight. The Board believes that its current leadership structure assures the appropriate level of management oversight and independence. In this regard, Mr. Barnhart's leadership in fulfilling his role as lead independent director counterbalances any potential conflict of interest arising from having our Chief Executive Officer serve as the Board's Chair.

On November 14, 2011, the Company’s independent directors unanimously appointed Steven D. Barnhart as the Company’s lead independent director. Pursuant to the Lead Independent Director Charter, Mr. Barnhart, in his role as lead independent director, shall carry out the following duties:

●	preside as Chair of all meetings of the Board at which the Chairman is not present, including executive sessions of the independent members of the Board;
●	approve information sent to the Board;
●	determine the frequency and timing of executive sessions of the independent directors;
●	consult in advance with the Chairman on the agenda and schedule of each meeting of the Board of Directors;
●	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;
●	approve meeting agendas for the Board;
●
provide input to the Chairman as to the scope and quality of information to be provided by management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;

●	upon request from the Nominating and Corporate Governance Committee, assist with recruitment of director candidates;
●	act as a liaison between the independent directors and the Chairman;
●	in appropriate circumstances, recommend to the Chairman the retention of advisors and consultants who report directly to the Board;
●	if requested by major shareholders, ensure that he is available for consultation and direct communication; and
●	perform all other duties as may be reasonably assigned by the Board or the Chairman from time to time that are not inconsistent with the foregoing.

The text of the Lead Independent Director Charter is posted on our website at www.usatech.com.

Stock Ownership Guidelines

In April 2011, the Board of Directors adopted the Stock Ownership Guidelines for directors and executive officers. Pursuant thereto, the Chief Executive Officer is required to own shares of Common Stock with a value of at least three times his base salary and the Chief Financial Officer is required to own shares of Common Stock with a value of at least one time his base salary. The executive officers have five years to attain such level of ownership. The non-employee Directors are required to own shares of Common Stock with a value of at least two times his or her annual cash retainer (not including any retainer for serving on a Board Committee). The non-employee Directors have three years to attain such level of ownership. The text of the policy is posted on our website at www.usatech.com.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of our Directors, officers and employees. The text of the Code of Conduct is posted on our website at www.usatech.com. The Board of Directors must grant any waiver from a provision of the Code of Conduct to any executive officer or Director, and we are required under the listing rules of the NASDAQ Stock Market LLC to publicly announce any such waiver within four business days.

Director Majority Voting Policy

The Board of Directors of the Company has adopted a Director Majority Voting Policy. Pursuant to the policy, any nominee for Director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly submit to the Board a letter of resignation to the Secretary of the Company. The Nominating and Corporate Governance Committee will promptly consider the resignation and recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the resignation, the Nominating and Corporate Governance Committee will consider relevant factors such as the underlying reasons for the majority withheld vote, the length of service and qualifications of the director whose resignation is tendered, the director’s contributions to the Company, and compliance with listing standards. The Nominating and Corporate Governance Committee would then consider the resignation and make a recommendation to the Board. The Board would then act on the Nominating and Corporate Governance Committee’s recommendation, which may include acceptance or rejection of the tendered resignation. The text of the policy is posted on our website at www.usatech.com.

Corporate Governance Guidelines

We continue to strengthen existing governance practices and develop new policies that make us a better company. In this regard, the Board of Directors adopted Corporate Governance Guidelines in May 2013, a copy of which is posted on our website at www.usatech.com. Highlights of our Corporate Governance Guidelines include:

●
Director Functions and Responsibilities. It is the duty of the Board to oversee management’s performance to ensure that the Company operates in an effective, efficient and ethical manner in order to produce value for the Company’s shareholders. The Board selects the Company’s Chief Executive Officer in the manner that it determines to be in the best interests of the Company’s shareholders. Our Chief Executive Officer also serves as our Chairman of the Board.

●
Lead Independent Director. All of the independent directors shall select the lead independent director by the affirmative vote of two-thirds of the independent directors voting. Mr. Barnhart serves as our lead independent director. That role is described above under “Board Leadership Structure.”

●
Director Qualification Standards. The Nominating and Corporate Governance Committee identifies and recommends for selection by the Board director candidates for nomination and election (or reelection) at the annual shareholder meeting or for appointment to fill vacancies. The relevant factors that the Nominating and Corporate Governance Committee considers are described in this proxy statement under “Board Committees”. No less than a majority of directors on the Board, as well as all members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are independent as required by the NASDAQ Stock Market LLC. Directors are elected each year, and there are no term limits for serving on the Board and no mandatory retirement age.

●
Board Procedures. Each member of the Board is expected to ensure that other existing and future commitments, including employment responsibilities and service on the boards of other entities, do not materially interfere with the member's service as a director. No independent director may serve on the Boards of more than four other public companies and no employee director may serve on the Boards of more than one other public company. Management is encouraged to invite Company personnel to any Board meeting at which their presence and expertise would help the Board have a full understanding of matters being considered.

●
Executive Sessions of Independent Directors. The independent Board members may, if deemed necessary, meet in executive session at regular Board meetings, and at other times as necessary. Executive sessions of the independent directors will be called and chaired by the lead independent director.

●
Director Compensation. The Compensation Committee annually reviews and recommends for approval to the Board the compensation of the directors. Each member of the Board has the option in his or her discretion, to receive cash or stock, or some combination thereof, in payment of the compensation due for his or her service on the Board. Pursuant to the Stock Ownership Guidelines, each non-employee director is required to own shares of the Company's common stock valued at two times his or her annual cash retainer (not including and exclusive of any annual retainer for serving on a Board Committee) within three years of being elected to the Board.

●
Director Orientation and Continuing Education. The Nominating and Corporate Governance Committee works with management to provide an orientation for new directors. The Board encourages directors to participate in ongoing education, as well as participation in accredited director education programs.

●
Annual Executive Officer Evaluation. The Compensation Committee annually reviews and recommends for approval to the Board corporate goals relevant to the Chief Executive Officer and other executive officers' compensation, evaluates the Chief Executive Officer and other executive officers' performance in light of those goals, and recommends for approval to the Board the Chief Executive Officer's and other executives officers' compensation levels.

●
Management Succession. The Chief Executive Officer prepares and the Board reviews, on an annual basis an emergency short-term succession contingency plan should an unforeseen event such as death or disability occur that prevents the CEO from continuing to serve.

●
Annual Performance Evaluation of the Board. The Nominating and Corporate Governance Committee establishes procedures for, conducts and administers, an annual performance and effectiveness evaluation of the Board. Each committee also conducts an annual review of its own performance.

●
Committees. The Board has three committees – an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which consists solely of independent directors. The full Board considers periodic rotation of Committee members and chairs, taking into account the desirability of rotation of Committee members and chairs, the benefits of continuity and experience, and applicable legal, regulatory and stock exchange listing requirements.

●
Review of Corporate Governance Guidelines. The Corporate Governance Guidelines shall be reviewed periodically by the Nominating and Corporate Governance Committee, and the Board will make changes when appropriate based on recommendations from the Committee.

Compensation of Non-Employee Directors

Members of the Board of Directors who are not employees of the Company receive cash and equity compensation for serving on the Board of Directors, as reviewed and recommended annually by the Compensation Committee with subsequent approval thereof by the Board of Directors. Each member of the Board has the option in his or her discretion, to receive cash or stock, or some combination thereof, in payment of the compensation due for his or her service on the Board.

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors during the fiscal year ended June 30, 2012.

Name	Fees Earned or Paid in Cash($)(4)	Stock Awards ($)(5)	Total($)
Deborah G. Arnold (1)	$10,833	$9,400	$20,233
Steven D. Barnhart	$75,000	$-	$75,000
Joel Brooks	$30,000	$-	$30,000
Steve G. Illes (1)	$8,333	$3,133	$11,466
Douglas M. Lurio	$20,000	$-	$20,000
Albin F. Moschner (2)	$3,333	$-	$3,333
Frank A. Petito, III (1)	$10,833	$9,400	$20,233
Jack E. Price	$50,000	$-	$50,000
Bradley M. Tirpak (3)	$22,500	$-	$22,500

(1)	Appointed as a Director effective February 3, 2012.

(2)	Appointed as a Director effective April 15, 2012.

(3)	Resigned as a Director effective March 2, 2012.

(4)	During fiscal year ended June, 30, 2012, and included in the above table, we paid the following fees during the fiscal year:

●
Director: each of Messrs. Barnhart, Brooks, Lurio and Price received $20,000. Mr. Tirpak received $15,000. Messrs. Illes and Petito, and Ms. Arnold each received $8,333. Mr. Moschner received $3,333, which he elected to receive in Common Stock and was issued 2,299 shares.

●	Lead Independent Director: Mr. Barnhart received $25,000. Mr. Barnhart elected to receive this in Common Stock and was issued 19,175 shares.

●	Audit Committee: each of Messrs. Barnhart, Brooks and Price received $10,000.

●	Compensation Committee: each of Messrs. Barnhart and Price received $10,000. Mr. Petito received $2,500.

●	Nominating and Corporate Governance Committee: each of Messrs. Barnhart and Price received $10,000. Mr. Tirpak received $7,500 and Ms. Arnold received $2,500.

(5)	Amounts represent the aggregate fair value of Common Stock granted to the members of our Board of Directors during the fiscal year ended June 30, 2012.

Shareholder Communications with the Board of Directors

Our Board of Directors has established a formal process for shareholders to send communications to the Board of Directors or individual directors. Shareholders may send communications to the Board of Directors or individual directors by e-mail at corporatesecretary@usatech.com, or by mail at 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355, Attn: Corporate Secretary.

All communications submitted under this policy will be received and processed by the Secretary of the Company and submitted to the Board or the requisite individual members of the Board as appropriate based on the facts and circumstances outlined in the communication. Communications may also be referred to other departments within the Company or to management rather than to the Board or any of its members. The Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board should generally not be furnished to the Board, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements, or communications which are primarily commercial in nature. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded from distribution to the Board or any of its members. The Secretary will make available to any non-employee member of the Board any communication that is not distributed to the Board in accordance with the process described above at the director's request.

ITEM 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The firm of McGladrey LLP has been selected by the Audit Committee of the Board of Directors to serve as the Company’s independent registered public accounting firm for fiscal year 2013. The shareholders will be asked to ratify this appointment at the Annual Meeting.  A representative of McGladrey LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions.

The following resolution concerning the appointment of the independent registered public accounting firm will be presented to the shareholders at the Annual Meeting:

RESOLVED,  that the  appointment  by the Audit Committee of the Board of Directors of the  Company  of  McGladrey LLP,  independent  registered public  accounting  firm,  to examine the books,  accounts and records of the  Company  for the fiscal  year  ending June 30, 2013 is hereby ratified and approved.

The affirmative  vote of a majority of the votes cast by all holders of the  outstanding  shares of Common  Stock and Series A  Preferred  Stock voting together (with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock is entitled to 0.1938 of a vote on all matters to come before the Annual Meeting, with any fractional vote being rounded to nearest whole number) is required for ratification of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE PROPOSAL SET FORTH ABOVE.

Audit and Non-Audit Fees

During the fiscal years ended June 30, 2012 and 2011, fees in connection with services rendered by McGladrey LLP were as set forth below:

	Fiscal 2012	Fiscal 2011
Audit Fees	$197,500	$190,000
Audit-Related Fees	20,500	24,000
Tax Fees	-	5,100
All Other Fees	-	-
Total	$218,000	$219,100

 Audit fees consisted of fees for the audit of our annual financial statements and review of quarterly financial statements as well as services normally provided in connection with statutory and regulatory filings or engagements, consents and assistance with and review of Company documents filed with the Securities and Exchange Commission.

Audit related fees were primarily incurred in connection with our equity offerings, and fees in connection with attending the annual shareholders’ meeting.

Tax fees related to the review of our analysis of the timing and extent to which the Company can utilize future tax deductions in any year, which may be limited by provisions of the Internal Revenue Code regarding changes in ownership of corporations (i.e., IRS Code Section 382).

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis.

ITEM 3
APPROVAL OF 2013 STOCK INCENTIVE PLAN

On April 19, 2013, the Board of Directors adopted, subject to shareholder approval, the USA Technologies, Inc. 2013 Stock Incentive Plan (“2013 Stock Incentive Plan”). The 2013 Stock Incentive Plan provides for the granting of up to 500,000 shares of Common Stock.

Subject to shareholder approval, our Board of Directors has reserved a total of 500,000 shares of Common Stock for issuance in connection with the 2013 Stock Incentive Plan. All of the Company’s future and current employees, directors and consultants are eligible for awards under the 2013 Stock Incentive Plan. A summary of the 2013 Stock Incentive Plan is set forth below. This summary is qualified in its entirety by the full text of the 2013 Stock Incentive Plan, which is attached to this proxy statement as Appendix “A.”

Summary of the 2013 Stock Incentive Plan

The purpose of the 2013 Stock Incentive Plan is to promote the Company’s success by linking the personal interests of its employees, officers and directors to those of the Company’s shareholders, and by providing participants with an incentive for outstanding performance. The 2013 Stock Incentive Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of employees, officers and directors upon whose judgment, interest and special efforts the successful conduct of the Company’s operation largely depends.

The 2013 Stock Incentive Plan authorizes the granting of up to 500,000 shares of Common Stock. The Compensation Committee of the Board of Directors may, in its discretion, grant fewer than 500,000 shares. The number of shares authorized to be issued under the 2013 Stock Incentive Plan is subject to adjustment for stock dividends, stock splits, recapitalizations, mergers, or similar corporate events.

The 2013 Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors who has full authority to select the employees, consultants or Directors who will receive awards, to determine the amount of each award, to determine the terms and conditions of the awards, and the terms of any agreements which will be entered into in connection with such award. In the event that any awards would be made under the 2013 Stock Incentive Plan to any executive officer or director of the Company, the awards would also have to be approved by the Board of Directors. The 2013 Stock Incentive Plan provides that the grant of shares of Common Stock to the recipient may be subject to various vesting or forfeiture provisions such as performance goals or continued employment with the Company. The 2013 Stock Incentive Plan also authorizes any award of shares under the 2013 Stock Incentive Plan to be subject to the recipient’s agreement not to compete for a period of time with the Company following the termination of employment with the Company.

As described in the Compensation Discussion and Analysis section of this proxy statement, in September 2012, at the recommendation of the Compensation Committee, we adopted the Fiscal Year 2013 Share Performance Plan pursuant to which our executive officers would be awarded shares of Common Stock if the Company would achieve certain target goals during the 2013 fiscal year. In October 2012, the Company also adopted an employee performance share plan pursuant to which employees would be awarded up to an aggregate of 60,000 shares of Common Stock if the Company would attain certain target goals during the 2013 fiscal year. Any shares awarded under these plans (as well as any shares to be awarded from other plans if any, for our executive officers, directors, or employees to be adopted  by the Company  in the future) could be issued from the 2013 Stock Incentive Plan.

The Board of Directors of the Company has the power to amend, suspend, or terminate the 2013 Stock Incentive Plan at any time without the approval of the shareholders of the Company, unless such approval is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed.

The 2013 Stock Incentive Plan provides that promptly after the approval thereof by the shareholders, all of the shares issuable under the 2013 Stock Incentive Plan shall be registered under the Securities Act of 1933, as amended, pursuant to a Form S-8 registration statement at the Company’s cost and expense.

Benefits Under the 2013 Stock Incentive Plan

Awards, if any, will be granted under the 2013 Stock Incentive Plan only after the 2013 Stock Incentive Plan is approved by the shareholders. All awards of Common Stock under the 2013 Stock Incentive Plan will be made at the discretion of the Compensation Committee, provided, that as described above, shares of Common Stock could be issued to our executive officers under the Fiscal Year 2013 Performance Share Plan or to our employees under the plan established for their benefit if certain target goals are attained by the Company during the 2013 fiscal year. Therefore, at the present time, it is not possible to determine the number of shares of our Common Stock, if any, that will be received by any individuals or groups pursuant to the 2013 Stock Incentive Plan.

The following table provides information concerning shares of Common Stock  that would have been received under the 2013 Stock Incentive Plan assuming that the Fiscal Year 2013 Performance Share Plan and plan for employees had been in effect during the 2012 fiscal year. The award amounts listed below do not purport to forecast or predict future award amounts under the 2013 Stock Incentive Plan to the listed persons or groups and are not indicative of awards that may be granted to such persons, groups, or positions under the 2013 Stock Incentive Plan in the event the shareholders approve it at the Annual Meeting.

New Plan Benefits Table
2013 Stock Incentive Plan

Name and Position	Dollar Value ($)	Number of Shares

Stephen P. Herbert	$0	0
Chairman and Chief Executive Officer(1)

David M. DeMedio	$0	0
Chief Financial Officer(1)

All Current Executive Officers as a Group	$0	0
All Employees, including all current officers who are not Executive Officers, as a Group (2)	$0	0

(1)           No shares would be issuable to the executive officers based upon the financial results of the Company for the 2012 fiscal year assuming that the Fiscal Year 2013 Performance Share Plan had been in effect during the 2012 fiscal year.
(2)           No shares would be issuable to employees based upon the financial results of the Company for the 2012 fiscal year assuming that the plan for the employees had been in effect during the 2012 fiscal year.

Necessary Vote For Approval

The affirmative vote of a majority of the votes cast by all holders of the outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock is entitled to 0.1938 of a vote on all matters to come before the Annual Meeting, with any fractional vote being rounded to nearest whole number) is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE 2013 STOCK INCENTIVE PLAN.

ITEM 4
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, shareholders are entitled to a non-binding vote on the compensation of our named executive officers (sometimes referred to as “say on pay”).

The compensation program for the Company’s executive officers, as described in the Compensation Discussion and Analysis section of this proxy statement, is developed and recommended for approval by the Compensation Committee, which is comprised exclusively of non-employee directors. The primary goal of the compensation program is to align the interests of Company executives with those of shareholders to achieve long-term, sustainable growth in shareholder value. The Chief Executive Officer of the Company does not participate in decisions regarding his own compensation.

As detailed in the Compensation Discussion and Analysis section of this proxy statement, our objectives with respect to executive compensation are to (i) attract, motivate, and retain our talented executive officers, (ii) promote the achievement of key financial and strategic performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and, in some cases, individual, performance goals, and (iii) align the incentives of our executives with the creation of value for our shareholders. To achieve these objectives, our Compensation Committee, in conjunction with a third-party compensation consultant, when appropriate, reviews and evaluates our executive compensation program. In addition, our executive compensation program ties a substantial portion of each executive’s overall compensation to attainment of key financial and operational goals. The Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis, describes in detail our executive compensation programs and the decisions made by the Compensation Committee and our Board of Directors.

We are asking our shareholders to indicate their support and approval for our named executive officer compensation as described under the Executive Compensation section of this proxy statement. We believe that our compensation program for our named executive officers is designed to create value for our shareholders over the long-term, and provides for appropriate pay-for-performance alignment.

●
Stock Ownership Guidelines. We have adopted Stock Ownership Guidelines that provide that our Chief Executive Officer should own shares with a value of at least three times his annual base salary and the Chief Financial Officer should own shares with a value of at least one times his annual base salary;

●
Elimination of Excise Tax Payment and Tax Gross Up Provisions. During September 2011, we eliminated provisions in our executive officers’ employment agreements requiring the Company to pay excise taxes which may be due by our executive officers in connection with excess parachute payments in the event of a change in control of the Company and to make related tax gross up payments;

●
Fiscal Year 2013 CEO Stock Performance  Plan. In September 2012, we awarded Mr. Herbert 71,429 shares of unvested Common Stock which would only become vested upon the attainment by our Common Stock of various closing prices for thirty consecutive trading days at any time during the three year period following the date of the award;

●
Fiscal Year 2013 CEO Cash Performance Plan. Mr. Herbert would earn a cash bonus of $30,000 only if he achieved certain minimum threshold target goals, of $50,000 only if he achieved target goals, and of $75,000 only if he achieved maximum distinguished target goals during the 2013 fiscal year. The specific strategic performance goals to be utilized for purposes of Mr. Herbert’s bonus plan are to be established by the Compensation Committee and approved by the Board;

●
Fiscal Year 2013 Performance Share Plan. In September 2012, we adopted the Fiscal Year 2013 Performance Share Plan covering the Company’s executive officers pursuant to which each executive officer would be awarded Common Stock only in the event the Company achieved certain performance goals during the fiscal year ending June 30, 2013;

●
Fiscal Year 2012 Performance Share Plan. In September 2011, we adopted the Fiscal Year 2012 Performance Share Plan covering the Company’s executive officers pursuant to which each executive officer would be awarded Common Stock only in the event the Company achieved target goals during the fiscal year ending June 30, 2012;

●
Fiscal Year 2012 CEO Cash Performance Plan. Mr. Herbert’s November 30, 2011 employment agreement with the Company provided that he would receive a cash bonus of $30,000 only if the Company would achieve the minimum threshold target goals under the Fiscal Year 2012 Performance Share Plan, of $50,000 only if the Company would achieve the target goals under that plan, and of $75,000 only if the Company would achieve the maximum distinguished target goals under that plan; and

●
Elimination of Excess Fringe Benefits. As of September 2012, we discontinued the automobile allowance,  long-term supplemental disability coverage, and life insurance coverage previously provided to our executive officers which were in excess of those generally available to the Company’s  employees.

For the reasons summarized above, and as discussed in more detail in the Executive Compensation section of this proxy statement, our Board of Directors is asking shareholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider any shareholder’s concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Necessary Vote For Approval

The affirmative vote of a majority of the votes cast by all holders of the outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock is entitled to 0.1938 of a vote on all matters to come before the Annual Meeting, with any fractional vote being rounded to nearest whole number) is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

ITEM 5
THE FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As described in Item 4, our shareholders are being asked to vote to approve the compensation of the Company’s named executive officers as disclosed in the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure. As required by Section 14A of the Securities Exchange Act of 1934, shareholders are also entitled to vote on whether future advisory votes on named executive officer compensation should occur every year, every two years or every three years or to abstain from such voting. After careful consideration, the Board of Directors recommends that future advisory votes on named executive officer compensation occur every year. The Board believes that this is the appropriate frequency so shareholders may annually express their views on our named executive officer compensation program.

Shareholders can specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. The advisory vote regarding the frequency of the shareholder vote described in this proposal will be determined by a plurality of the votes cast. The frequency—“1 Year,” “2 Years” or “3 Years”—receiving the highest number of affirmative votes will be determined to be the preferred frequency of holding future advisory votes regarding executive compensation. This vote on the frequency of future advisory votes on named executive officer compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may, in the future, decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, TO CONDUCT FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION EVERY “1 YEAR.”

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference.

Management has the primary responsibility for the preparation of the financial statements and the reporting process. The Company’s management has represented to the Audit Committee that the consolidated financial statements for the fiscal year ended June 30, 2012 were prepared in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing these consolidated financial statements. In the performance of its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with such firm its independence from the Company and the Company’s management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 for filing with the SEC.

September 14, 2012

Joel Brooks (Chairman)
Steven D. Barnhart
Jack E. Price
William J. Reilly, Jr.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers are as follows:

Name	Age	Position(s) Held
Stephen P. Herbert	50	Chief Executive Officer and Chairman of the Board of Directors
David M. DeMedio	42	Chief Financial Officer

Certain information concerning Mr. Herbert is set forth elsewhere in this proxy statement.  See “Election of Directors.” The following description contains certain information concerning the foregoing executive officer who is not a director of the Company.

David M. DeMedio joined USA Technologies on a full-time basis in March 1999 as Controller. In the Summer of 2001, Mr. DeMedio was promoted to Director of Financial Services where he was responsible for the sales and financial data reporting to customers, the Company’s turnkey banking services and maintaining and developing relationships with credit card processors and card associations. In July 2003, Mr. DeMedio served as interim Chief Financial Officer through April 2004. From April 2004 until April 12, 2005, Mr. DeMedio served as Vice President - Financial & Data Services. On April 12, 2005, he was appointed as the Company’s Chief Financial Officer. From 1996 to March 1999, prior to joining the Company, Mr. DeMedio had been employed by Elko, Fischer, Cunnane and Associates, LLC as a supervisor in its accounting and auditing and consulting practice. Prior thereto, Mr. DeMedio held various accounting positions with Intelligent Electronics, Inc., a multi-billion dollar reseller of computer hardware and configuration services. Mr. DeMedio graduated with a Bachelor of Science in Business Administration from Shippensburg University and is a Certified Public Accountant. From October 2007 until September 2008, Mr. DeMedio was a Director of GammaCan International, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about our compensation program for our named executive officers (collectively, the “named executive officers”): Stephen P. Herbert; David M. DeMedio; Michael Lawlor; Cary Sagady; and our former Chief Executive Officer who resigned in October 2011.

From July 1, 2009 through October 2009, our Compensation Committee consisted of Steven Katz and William Van Alen, Jr. Effective October 2009, our Compensation Committee consisted of Mr. Katz, Mr. Van Alen and Jack Price. Effective February 2010, our Compensation Committee consisted of Mr. Katz, Mr. Price and Peter Michel. Effective May 2010 and through June 28, 2011, our Compensation Committee was comprised of Jack Price, Steven Barnhart, and Peter Michel. Effective June 28, 2011, and through July 24, 2012, the Compensation Committee consisted of Messrs. Price and Barnhart. From July 24, 2012 and through September 25, 2012, the Compensation Committee consisted of Mr. Price, Mr. Barnhart, Frank Petito and Albin Moschner. From September 25, 2012 through the date of this proxy statement, the Compensation Committee consists of Messrs. Price, Petito and Moschner.

The Compensation Committee is responsible for annually reviewing and recommending compensation and compensation changes for the executive officers of the Company. The compensation of the two other employees named in the Summary Compensation Table is determined by our Chief Executive Officer in consultation with the Compensation Committee. The Chief Executive Officer assists the Committee in determining the compensation of all other executive officers, and none of the executive officers has a role in determining his own compensation. Our Chief Executive Officer regularly provides information to the Compensation Committee. The Chief Executive Officer is not present during voting or deliberations on his compensation. The Compensation Committee considers each component of executive compensation in light of total compensation. In considering adjustments to the total compensation of the executive officers, the Compensation Committee also considers the value of previous compensation. The Compensation Committee has retained an independent compensation consultant, Buck Consulting, as deemed necessary, to assist the Committee in making appropriate recommendations regarding our executive officer’s compensation.

Compensation Goals and Objectives

We have developed a compensation policy that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term shareholder value. The Compensation Committee believes that compensation of the Company’s executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives, and the Committee seeks to align the interests of the Company’s shareholders and management by integrating compensation with the Company’s annual and long-term corporate and financial objectives. We believe that providing our executive officers who have responsibility for the Company’s management and growth with an opportunity to increase their ownership of Company stock aligns the interests of the executive officers with those of the shareholders. In furtherance thereof, in April 2011, the Board approved Stock Ownership Guidelines that were recommended by the Compensation Committee. These guidelines provide that the Chief Executive Officer should own shares with a value of at least three times his annual base salary, and the Chief Financial Officer should own shares with a value of at least one time his annual base salary.

The Compensation Committee also ties a significant portion of each executive officer’s compensation to key operational and financial goals and performance. For example, any shares of Common Stock that were awarded to Mr. Herbert from our stock incentive plans during the 2012 fiscal year were attributable to the attainment by the Company of certain target goals or were in exchange for eliminating language in his employment agreement that required the Company to pay excise taxes in connection with excess parachute payments upon a change of control and to make related tax gross up payments. In addition, any cash bonuses earned by Mr. Herbert were contingent upon the attainment of certain target goals by the Company during the 2012 fiscal year. Any shares of Common Stock that were awarded to Mr. DeMedio from our stock incentive plans during the 2012 fiscal year were attributable to the attainment by the Company of certain target goals or were in recognition of his performance during the last six months of the 2011 fiscal year. Any cash bonuses awarded to Messrs. Lawlor and Sagady were contingent upon the attainment by the Company of certain target goals and attainment by the executive of personal business goals during the 2012 fiscal year. In addition, any cash or stock bonuses to be earned during fiscal year 2013 by any of our named executive officers could only be earned by them upon attainment by the Company of specific performance target goals, attainment of individual business goals, or upon attainment by our Common Stock of certain closing prices.

Compensation Components

In order to be competitive with compensation offered by other companies in our custom peer group, as compiled by our compensation consultant, and to motivate and retain executive officers, the Company intends to offer a total compensation package competitive with other companies in our custom peer group as well as take into account individual responsibilities and performance. The annual compensation package for our named executive officers primarily consists of all or some of the following:

●	a base salary;

●	stock options;

●	restricted stock awards;

●	cash and stock bonuses;

●	long-term stock incentive awards; and

●	other benefits.

Base Salary

Base salary is the fixed component of our named executive officers’ annual cash compensation and is set with the goal of attracting talented executives and adequately compensating and rewarding them for services rendered during the fiscal year. Our executive officers’ employment agreements specify the level of salary to which each officer is entitled, subject to review by our Board of Directors or Compensation Committee from time to time. During November 2011, and in connection with his appointment as Chief Executive Officer, we recommended that Mr. Herbert’s existing base salary be increased by an amount equal to the annual costs to the Company of the car allowance and supplemental long-term disability insurance coverage which had previously been provided to him and which were being discontinued upon our recommendation. On September 5, 2012, the Board approved our recommendation that Mr. Herbert’s base salary be increased by an amount equal to the annual premiums being paid by the Company for a life insurance policy on Mr. Herbert’s life that was being discontinued upon our recommendation. Effective July 1, 2011, we increased Mr. DeMedio’s base salary approximately eighteen percent in order for his base salary to be more competitive with the base salaries of chief financial officers of the companies in our custom peer group as compiled by our compensation consultant. On September 5, 2012, the Board approved our recommendation that Mr. DeMedio’s base salary be increased by the annual amount of the car allowance, supplemental long-term disability coverage, and life insurance policy on Mr. DeMedio’s life that were being discontinued upon our recommendation. The base salaries of our executive officers reflect the individual’s level of responsibility and performance. In recommending base salaries of our executive officers to the Board of Directors, the Compensation Committee also considers changes in duties and responsibilities, our business and financial results, the relationship among base salaries paid to others within our Company, and its knowledge of base salaries paid to executive officers of our custom peer group. The base salaries for each of Messrs. Sagady and Lawlor are set forth in their respective employment agreements, and were established by our Chief Executive Officer after discussions with each employee.

As set forth in his employment agreement, upon the termination of Mr. Herbert’s employment under certain circumstances, including termination by him with good cause or by the Company without cause or by a notice of non-renewal of the employment agreement, the Company has agreed to pay him a lump sum amount equal to two times his annual base salary. We believe that these provisions are an important component of the executive’s employment arrangements.

Stock Options

No stock options have been issued to our executive officers or employees during the 2010, 2011, or 2012 fiscal years.

Restricted Stock Awards

During the 2010, 2011, and 2012 fiscal years, the Compensation Committee has recommended that restricted stock be awarded to our executive officers under the Company’s incentive stock compensation plans. During September 2009, and in conjunction with the execution of their amended and restated employment agreements, we awarded an aggregate of 39,000 shares under our stock incentive plan as a bonus to our former Chief Executive Officer and to Mr. Herbert. During April 2011, and based upon past performance and in consideration of the extension of their employment agreements, we awarded an aggregate of 225,000 shares under our stock incentive plan to our executive officers which were to become vested over a two year period. During September 2011, we awarded 150,000 shares under our incentive stock plan to our former CEO and 100,000 shares under our incentive stock plan to Mr. Herbert which were to become vested over a two year period in exchange for the elimination of certain provisions in their employment agreements requiring the Company to pay excise taxes in connection with excess parachute payments in the event of a change in control of the Company and to make related tax gross up payments. The Compensation Committee as well as the executive officers believed that these provisions were no longer appropriate given current compensation practices and represented good corporate governance. During September 2011, we issued 25,000 shares under our incentive stock plan to Mr. DeMedio as a bonus for performance during the last six months of the 2011 fiscal year.

On September 5, 2012, and in recognition of his successful leadership of the Company following the separation of the former CEO as well as his successful leadership in connection with the implementation of the Company’s financial turnaround plan, the Board approved our recommendation and awarded Mr. Herbert 71,429 shares of unvested Common Stock under our stock incentive plan having a value of $100,000. These shares would become vested upon the attainment of various closing prices for thirty consecutive trading days at any time during the three year period following the date of the award. One-third of the shares would become vested if the closing price would be at least $2.00 per share, one-third of the shares would become vested if the closing price would be at least $2.25 per share, and one-third of the shares would become vested if the closing price would be at least $2.50 per share.

Cash and Stock Bonuses

In addition to base salary, we may award variable cash bonus awards to our named executive officers as well as shares available under our incentive stock compensation plans upon the attainment by the Company of target goals during a fiscal year.

On September 15, 2011, at the recommendation of the Compensation Committee, the Board of Directors adopted the Fiscal Year 2012 Performance Share Plan (the “2012 Plan”) covering the Company’s executive officers. Under the 2012 Plan, each executive officer will be awarded common stock in the event the Company achieves target goals during the fiscal year ending June 30, 2012 relating to the total number of connections, total revenues, operating expenses, and operating earnings. Operating earnings is defined as earnings before interest and taxes (after bonus accruals and stock awards) and before non-operating gains or losses. The number of eligible shares to be awarded to the executives is based upon the following weightings: 30% by the total number of connections; 30% by total revenues; 10% by operating expenses; and 30% by operating earnings. No awards would be made under the 2012 Plan if either (i) none of the minimum, threshold performance target goals have been achieved, or (ii) operating earnings for the 2012 fiscal year are not equal to, or better than, those during the 2011 fiscal year.

If all of the target performance goals are achieved, the executive officers would be awarded the following number of shares: Mr. Herbert – 120,000 shares; and Mr. DeMedio – 50,000 shares. If all of the minimum, threshold performance target goals are achieved, the executive officers would be awarded 20% of the number of shares which would have been awarded to them if all of the target performance goals had been achieved. If all of the maximum, distinguished performance target goals are achieved, the executive officers would be awarded 150% of the number of shares which would have been awarded to them if all of the target performance goals had been achieved. If the actual results for the fiscal year are less than the target goals (but greater than the minimum, threshold performance target goals), each executive would be awarded a lesser pro rata portion of the number of eligible shares.

Based upon the financial results of the Company for the fiscal year ended June 30, 2012, the minimum threshold targets under the 2012 Plan relating to revenues and connections were met. However, as a result of the approximately $2.2 million of expenses incurred in connection with the proxy contest and related litigation and the $975,000 of expenses incurred in connection with the separation of the former Chief Executive Officer of the Company, operating earnings were less than those for the 2011 fiscal year and the minimum threshold targets under the 2012 Plan relating to operating expenses and operating earnings were not met.

On September 5, 2012, the Board of Directors of the Company approved the recommendation of the Compensation Committee that the expenses incurred in connection with the proxy contest and related litigation and the separation of the former Chief Executive Officer of the Company should be excluded from the operating expenses and operating earnings metrics under the 2012 Plan. The Compensation Committee and the Board did not believe that costs related to these unusual non-operating events should be included for purposes of evaluating operating performance under the 2012 Plan.

On this adjusted basis, operating earnings were better than those of the 2011 fiscal year and met the target goal under the 2012 Plan, and operating expenses met the maximum, distinguished target goal under the 2012 Plan, resulting in the award of 136,285 shares, as follows: Mr. Herbert- 96,201 shares; and Mr. DeMedio, Chief Financial Officer- 40,084 shares.

Mr. Herbert’s November 30, 2011 employment agreement with the Company provides that he will receive a cash bonus of $30,000 if the Company would achieve the minimum threshold target goals under the 2012 Plan, of $50,000 if the Company would achieve the target goals under the 2012 Plan, and of $75,000 if the Company would achieve the maximum distinguished target goals under the 2012 Plan. Based on performance against the 2012 Plan, on the adjusted basis approved by the Board of Directors described above, Mr. Herbert earned a cash bonus of $40,000.

On September 5, 2012, at the recommendation of the Compensation Committee, the Board of Directors adopted the Fiscal Year 2013 Performance Share Plan (the “2013 Plan”) covering the Company’s executive officers. Under the 2013 Plan, each executive officer would be awarded common stock in the event the Company achieves certain performance goals during the fiscal year ending June 30, 2013. The metrics under the 2013 Plan as well as the relative weightings of these metrics are identical to those originally set forth in the 2012 Plan. No awards would be made under the 2013 Plan if either (i) none of the minimum, threshold performance target goals have been achieved, or (ii) if operating earnings for the 2013 fiscal year are not equal or better than those during the 2012 fiscal year.

If all of the target goals are achieved under the 2013 Plan, the executive officers would be awarded shares having the following value: Mr. Herbert – $275,000; and Mr. DeMedio – $100,000. If all of the minimum, threshold performance target goals are achieved, the executive officers would be awarded shares having the following value: Mr. Herbert – $75,000; and Mr. DeMedio – $25,000. If all of the maximum, distinguished performance target goals are achieved, the executive officers would be awarded shares having the following value: Mr. Herbert – $550,000; and Mr. DeMedio – $200,000. If the actual results for the fiscal year are less than the target goals (but greater than the minimum, threshold performance target goals), each executive would be awarded a lesser pro rata number of shares and if actual results are greater than the target goals, but less than the maximum, distinguished goals, each executive would be awarded a greater pro rata number of shares. The Compensation Committee believes that the attainment of the target goals under the 2013 Plan would represent a significant achievement for management.

On September 5, 2012, the Board also approved our recommendation that Mr. Herbert would earn a cash bonus of $30,000 if he achieved certain minimum threshold target goals during the 2013 fiscal year, of $50,000 if he achieved target goals, and of $75,000 if he achieved maximum distinguished target goals during the 2013 fiscal year. The specific strategic performance goals to be utilized for purposes of Mr. Herbert’s bonus plan are to be established by the Compensation Committee and approved by the Board.

All cash bonuses earned by Messrs. Lawlor and Sagady during the 2010, 2011, and 2012 fiscal years were based upon achievement by the Company of target goals and, to a lesser extent, attainment of personal performance goals. For the fiscal year ending June 30, 2013, all of the cash bonuses to be earned by Messsrs. Lawlor and Sagady are based upon the attainment of target goals by the Company.
Long-Term Stock Incentive Awards

During February 2007, at the recommendation of the Compensation Committee, the Board of Directors adopted the LTIP Program covering the Company’s executive officers – Messrs. Jensen, Herbert and DeMedio. The purpose of the LTIP Program was to ensure continuity of the Company’s executives, encourage stock ownership by the executives, align the interests of the executives with those of the shareholders, and provide incentives and rewards to the executives who are largely responsible for the management and growth of the Company. The last fiscal year covered by the LTIP Program was the fiscal year ended June 30, 2010.

Under the LTIP Program, each executive officer was awarded common stock of the Company in the event the Company achieved target goals relating to each of revenues, gross profits (“GP”), and EBITDA during each of the fiscal years ended June 30, 2007, June 30, 2008, and June 30, 2010. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, and excludes non-cash stock payments/awards and stock options granted to officers and members of the Board of Directors. During each such fiscal year, the number of eligible shares to be awarded to the executive was based upon the following weightings: 40% of eligible shares was determined by revenues; 30% of eligible shares was determined by GP; and 30% of eligible shares was determined by EBITDA.

If the target goal (100%) for revenues, GP, and EBITDA was achieved by the Company during the applicable fiscal year, the executive officers would be awarded an aggregate of 253,947 shares.

If actual revenues, GP, or EBITDA for a particular fiscal year exceeded the target goals, each executive would be awarded additional eligible shares, up to an amount no greater than 125% of the number of eligible shares. If the actual revenues, GP, or EBITDA for a particular fiscal year were less than the target goals, each executive would be awarded a lesser pro rata portion of the number of eligible shares. If minimum target goals for revenues, GP, or EBITDA for a particular fiscal year were not achieved, no eligible shares would be awarded to each executive.

Based upon the financial results of the Company for the fiscal year ended June 30, 2010, a lower than target goal (85%) relating to revenues was met and the minimum target goals relating to GP and EBITDA were not met. As a result, the Company issued to the executive officers a total of 86,342 shares under the LTIP Program for the 2010 fiscal year, as follows: our former CEO -60,716 shares; Mr. Herbert- 18,261 shares; and Mr. DeMedio- 7,365 shares.

Other Benefits

During the 2010, 2011 and 2012 fiscal years, our executive officers were entitled to the health care coverage, group insurance and other employee benefits provided to all of our employees. As of September 2012, we recommended to the Board, and the Board approved, the discontinuance of the automobile allowance, long-term supplemental disability coverage and life insurance coverage previously provided to our named executive officers which were in excess of those generally available to the Company’s  employees. In this regard, in November 2011, Mr. Herbert’s automobile allowance was discontinued and the Company ceased paying the premiums for a supplemental long-term disability policy for Mr. Herbert over and above the existing long-term group disability plan of the Company. On September 5, 2012, the Board approved our recommendation that the Company discontinue payment of the premiums for a life insurance policy with a face amount of $1,500,000 on Mr. Herbert’s life provided by the Company. On September 5, 2012, the Board also approved our recommendation that the Company discontinue payment of the automobile allowances for each of Messrs. DeMedio, Lawlor and Sagady and discontinue the long-term supplemental disability policy and life insurance policy on Mr. DeMedio’s life provided by the Company. As discussed above, the base salaries of the named executive officers were increased by an amount equal to the annual payments attributable to these discontinued fringe benefits.

Impact of Taxation and Accounting Considerations on Executive Compensation

The Compensation Committee and the Board of Directors take into account tax and accounting consequences of the compensation program and weigh these factors when setting total compensation and determining the individual elements of any executive officer’s compensation package.

The restricted stock awards to our executive officers under our stock incentive plans, including the 2012 Plan and 2013 Plan, provide that the executive is responsible for any withholding or payroll tax obligations incurred by the Company in connection with the award, and that the executive may satisfy any such obligations by either the delivery to the Company of a cash payment equal to the obligations, or the assignment or transfer to the Company of shares having a value equal to the obligations, or such other method that shall be satisfactory to the Company.

In order to have any benefits payable to the executive officers under their supplemental long term disability policies not be included in their taxable income, the Compensation Committee recommended to the Board of Directors that the premiums therefor should be included in their wages from the Company, and such a change was included in each of their September 2011 employment contract revisions. As discussed above, the supplemental long-term disability policy for Mr. Herbert was discontinued in November 2011 and the supplemental long-term disability policy for Mr. DeMedio was discontinued in September 2012.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended June 30, 2012, 2011, and 2010 to each of the executive officers and employees of the Company named below (collectively, the “named executive officers”):

Name and Principal Position	Fiscal Year	Salary	Bonus (2)	Stock Awards (3)	All Other Compensation (4)	Total

Stephen P. Herbert	2012	$332,246	$40,000	$391,300	$18,748	$782,294
Chief Executive Officer, President	2011	$320,000	$-	$176,250	$24,874	$521,124
& Chairman of the Board (1)	2010	$320,000	$-	$15,750	$32,412	$368,162

David M. DeMedio	2012	$219,615	$-	$134,542	$18,190	$372,347
Chief Financial Officer	2011	$195,000	$-	$58,750	$19,175	$272,925
	2010	$195,000	$-	$-	$28,941	$223,941

Cary Sagady	2012	$193,066	$64,680	$-	$16,016	$273,762
Sr. VP Product Management &	2011	$188,606	$88,689	$-	$10,444	$287,739
Network Solutions	2010	$185,000	$13,209	$-	$15,997	$214,206

Michael Lawlor	2012	$173,745	$96,320	$36,200	$15,197	$321,462
VP of Sales & Business	2011	$166,077	$148,170	$-	$10,283	$324,530
Development	2010	$-	$-	$-	$-	$-

George R. Jensen, Jr.	2012	$113,941	$-	$171,000	$425,111	$710,052
Former Chief Executive Officer	2011	$365,000	$-	$293,750	$31,137	$689,887
& Chairman of the Board (5)	2010	$365,000	$-	$52,500	$38,675	$456,175

(1)
Mr. Herbert was formerly the Company’s President and Chief Operating Officer through October 4, 2011 and interim Chairman and Chief Executive Officer from October 5 through November 29, 2011. Mr. Herbert was named Chairman of the Board, Chief Executive Officer and President on November 30, 2011.

(2)
For fiscal year 2012, represents cash bonus earned by Mr. Herbert upon attainment by the Company of target goals under the Fiscal Year 2012 Performance Share Plan. Represents cash bonuses earned by Messrs. Sagady and Lawlor upon attainment by the Company of target goals and by each of them of personal performance goals during the applicable fiscal year.

(3)
In accordance with FASB ASC Topic 718, the price of our common stock on the grant date equals the grant date fair value of these stock awards. During the fiscal year 2012, represents (i) 100,000 shares awarded to Mr. Herbert in exchange for the elimination of provisions in his employment agreement requiring the Company to pay excise taxes in connection with excess parachute payments in the event of a change in control of the Company and related tax gross up payments, which vested over a two-year period, and 96,201 shares awarded to him upon the attainment by the Company of target goals under the Fiscal Year 2012 Performance Share Plan, (ii) 25,000 shares awarded to Mr. DeMedio for his performance during the second half of the 2011 fiscal year, which vested over a two-year period, and 40,084 shares awarded to him upon the attainment by the Company of target goals under the Fiscal Year 2012 Performance Share Plan, (iii) 20,000 shares issued to Mr. Lawlor in connection with the renewal of his employment agreement which vested over a one-year period; and (iv) 100,000 shares issued to our former CEO in exchange for the elimination of provisions in his employment agreement requiring the Company to pay excise taxes in connection with excess parachute payments in the event of a change in control of the Company and related tax gross up payments.

(4)	The table set forth below shows each component of the column above titled “All Other Compensation.”

(5)	Mr. Jensen resigned his employment with the Company on October 14, 2011.

All Other Compensation

The following table shows each component of the column in the Summary Compensation table titled “All Other Compensation.”

Name and Principal Position	Fiscal Year	Company 401(k) Matching Contributions	Long-term Disability Insurance Premiums (1)	Life Insurance Premiums (2)	Auto Allowance(3)	Severance(4)	Total

Stephen P. Herbert	2012	$9,800	$-	$1,385	$7,563	$-	$18,748
Chief Executive Officer, President	2011	$2,262	$3,352	$1,385	$17,875	$-	$24,874
& Chairman of the Board	2010	$9,800	$3,352	$1,385	$17,875	$-	$32,412

David M. DeMedio	2012	$-	$-	$315	$17,875	$-	$18,190
Chief Financial Officer	2011	$-	$985	$315	$17,875	$-	$19,175
	2010	$9,800	$951	$315	$17,875	$-	$28,941

Cary Sagady	2012	$8,012	$-	$204	$7,800	$-	$16,016
Sr. VP Product Management &	2011	$1,708	$732	$204	$7,800	$-	$10,444
Network Solutions	2010	$8,073	$-	$124	$7,800	$-	$15,997

Michael Lawlor	2012	$7,193	$-	$204	$7,800	$-	$15,197
VP of Sales & Business	2011	$1,547	$732	$204	$7,800	$-	$10,283
Development	2010	$-	$-	$-	$-	$-	$-

George R. Jensen, Jr.	2012	$3,104	$-	$5,555	$5,500	$410,952	$425,111
Former Chief Executive Officer	2011	$2,262	$5,445	$5,555	$17,875	$-	$31,137
& Chairman of the Board (5)	2010	$9,800	$5,445	$5,555	$17,875	$-	$38,675

(1)
In November 2011, the Company discontinued payment of Mr. Herbert’s supplemental disability policy and in September 2012, the Company discontinued payment of Mr. DeMedio’s supplemental disability policy.

(2)
Reflects group and individual life insurance policies for named executive officers. In September 2012, the Company ceased payment of the annual premiums for the individual life insurance policies for each of Mr. Herbert and Mr. DeMedio.

(3)	In November 2011, the Company ceased payment to Mr. Herbert of the automobile allowance and in September 2012 ceased payment to each of Messrs. DeMedio, Lawlor and Sagady of the automobile allowance.

(4)	The severance reflects cash payments made by the Company to our former Chief Executive Officer which are detailed in “Executive Employment Agreements”.

(5)	Mr. Jensen resigned his employment with the Company on October 14, 2011.

GRANTS OF PLAN-BASED AWARDS TABLE

The table below summarizes the amounts of awards granted to our named executive officers during the fiscal year ended June 30, 2012:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option (4)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Awards ($)

Stephen P. Herbert	(1)	9/15/2011	-	-	-	24,000	120,000	180,000	-	$220,300
		9/27/2011	-	-	-	-	-	-	100,000	$171,000
		11/29/2011	30,000	50,000	75,000	-	-	-	-	$-
David M. DeMedio	(2)	9/15/2011	-	-	-	10,000	50,000	75,000	-	$91,792
		9/27/2011	-	-	-	-	-	-	25,000	$42,750
Cary Sagady			-	-	-	-	-	-	-	$-
Michael Lawlor	(3)	4/27/2012	-	-	-	-	-	-	20,000	$36,200

George R. Jensen, Jr.	(5)	9/15/2011	-	-	-	45,000	225,000	337,500	-	$-
		9/27/2011	-	-	-	-	-	-	100,000	$171,000

(1)
Mr. Herbert was entitled to receive a cash bonus of $30,000 if the Company would achieve all of the minimum threshold performance target goals under the Fiscal Year 2012 Performance Share Plan, of $50,000 if the Company would achieve all of the target performance goals under the plan, and of $75,000 if the Company would achieve all of the maximum distinguished performance target goals under the plan. Mr. Herbert received 96,201 shares under the Fiscal Year 2012 Performance Share Plan and was granted 100,000 shares which vest over a two-year period in exchange for the elimination of provisions in his employment agreement requiring the Company to pay excise taxes in connection with excess parachute payments in the event of a change in control of the Company and related tax gross up payments.

(2)
Mr. DeMedio received 40,084 shares under the Fiscal Year 2012 Performance Share Plan and was granted 25,000 shares for his performance during the second half of the 2011 fiscal year which vested over a two-year period.

(3)	Mr. Lawlor was awarded 20,000 shares in connection with the renewal of his employment agreement which vest over a one-year period.

(4)	Amount represents the grant date fair value determined in accordance with ASC 718.

(5)
Mr. Jensen resigned his employment with the Company on October 14, 2011. He did not receive any award of shares under the Fiscal Year 2012 Performance Share Plan and received 100,000 of the shares which were granted to him in September 2011 in exchange for the elimination of provisions in his employment agreement requiring the Company to pay excise taxes in connection with excess parachute payments in the event of a change in control of the Company and related tax gross up payments.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding options exercised and shares of Common Stock acquired upon vesting by our named executive officers during the fiscal year ended June 30, 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen P. Herbert (1)	-	$-	154,534	$229,991
David M. DeMedio (2)	-	$-	56,750	$83,537
Cary Sagady	-	$-	-	$-
Michael Lawlor	-	$-	-	$-
George R. Jensen, Jr. (3)	-	$-	141,667	$195,500

(1)
Represents 33,333 shares valued at $1.71 per share that vested on September 27, 2011, 25,000 shares valued at $1.34 per share that vested on April 14, 2012, and 96,201 shares valued at $1.45 that vested on June 30, 2012 upon attainment of the target goals under the Fiscal Year 2012 Performance Share Plan.

(2)
Represents 8,333 shares valued at $1.71 per share that vested on September 27, 2011, 8,333 shares valued at $1.34 per share that vested on April 14, 2012, and 40,084 shares valued at $1.45 that vested on June 30, 2012 upon attainment of the target goals under the Fiscal Year 2012 Performance Share Plan.

(3)
Represents 50,000 shares valued at $1.71 per share that vested on September 27, 2011, and 91,667 shares valued at $1.20 per share that vested on October 14, 2011 pursuant to the terms of his Separation Agreement and Release. Mr. Jensen resigned his employment with the Company on October 14, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows information regarding unexercised stock options and unvested equity awards granted to the named executive officers as of the fiscal year ended June 30, 2012:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)

Stephen P. Herbert	6,000	(1)	$7.50	6/29/2013	25,000	(2)	$36,250
					66,667	(3)	$96,667

David M. DeMedio	2,333	(1)	$7.50	6/29/2013	8,333	(2)	$12,083
					16,667	(3)	$24,167

Cary Sagady	-		$-		-		-

Michael Lawlor	-		$-		20,000	(4)	$29,000

George R. Jensen, Jr. (5)	25,000	(1)	$7.50	6/29/2013	-		-

(1)	Options vested and became exercisable on June 30, 2008.

(2)
Reflects shares granted under amendments dated April 14, 2011, to employment agreements. Shares vested on April 14, 2013. The closing market price on June 30, 2012, or $1.45 per share, was used in the calculation of market value.

(3)
Reflects shares granted to Mr. Hebert under amendment dated September 27, 2011 to his employment agreement in exchange for the elimination of provisions requiring the Company to pay excise taxes in connection with excess parachute payments in the event of a change in control of the Company and related tax gross up payments. Mr. Herbert’s shares vested or vest as follows: 33,333 shares on September 27, 2012 and 33,334 shares on September 27, 2013. Mr. DeMedio’s shares which were issued to him in recognition of his performance during the last half of the 2011 fiscal year, vested or vest as follows: 8,333 shares on September 27, 2012 and 8,334 shares on September 27, 2013. The closing market price on June 30, 2012, or $1.45 per share, was used in the calculation of market value.

(4)
Reflects shares granted under an amendment dated April 27, 2012, to an employment agreement. Mr. Lawlor’s shares vested or vest as follows: 5,000 shares on September 30, 2012; 5,000 shares on December 31, 2012; 5,000 shares on March 31, 2013; and 5,000 shares on June 30, 2013. The closing market price on June 30, 2012, or $1.45 per share, was used in the calculation of market value.

(5)	Mr. Jensen resigned his employment with the Company on October 14, 2011.

EXECUTIVE EMPLOYMENT AGREEMENTS

Stephen P. Herbert

On September 24, 2009, Mr. Herbert and the Company entered into an Amended and Restated Employment Agreement which replaced his prior employment agreement. The Agreement extended the term of Mr. Herbert’s employment with the Company from June 30, 2011 until September 30, 2012, and automatically continued from year to year thereafter unless terminated as of the end of the original term or any such one year renewal period by the Company or Mr. Herbert by at least 90-days’ notice. Mr. Herbert was granted 9,000 shares of common stock under the 2008 Stock Incentive Plan which vested as follows: 3,000 on October 1, 2009; 3,000 on April 1, 2010; and 3,000 on September 30, 2010. The agreement continued Mr. Herbert’s base salary at $320,000 per annum. The Company agreed to obtain and pay the premiums for a term life insurance policy in the amount of $1,500,000 on the life of Mr. Herbert while he is employed by the Company. Mr. Herbert has the right to designate the beneficiary of the policy. The Company agreed to obtain and pay the premiums for a supplemental long term disability policy covering Mr. Herbert over and above the existing long-term group disability plan of the Company. If he shall become disabled while employed by the Company, the policy would provide for monthly disability coverage of up to 65% of his monthly base compensation payable to age 65 or death.

On April 14, 2011, the Company and Mr. Herbert entered into an amendment to the employment agreement. The amendment extended the term of Mr. Herbert’s employment with the Company from September 30, 2012 until June 30, 2014. In connection with the amendment, and in recognition of his dedicated and valuable service to the Company and extending the term of his employment agreement, Mr. Herbert was issued 75,000 shares of common stock under the 2010 Stock Incentive Plan which vest as follows: 25,000 on April 14, 2011; 25,000 on April 14, 2012; and 25,000 on April 14, 2013.

On September 27, 2011, the Company and Mr. Herbert entered into a second amendment to his employment agreement. The amendment eliminated the provisions of his prior agreement which obligated the Company to pay any excise taxes attributable to any excess parachute payments which would be received by Mr. Herbert upon the occurrence of a USA Transaction as well as the Company’s related obligation to make tax gross up payments. The new agreement also stated that the premiums for Mr. Herbert’s supplemental long term disability policy being paid by the Company would now be included in his wages and be taxable to him. In exchange for eliminating the excise tax and related gross up provisions, the Company issued an aggregate of 100,000 shares of common stock to Mr. Herbert under its stock incentive plans which vest as follows: 33,333 on the date the agreement was signed by Mr. Herbert and the Company; 33,333 on the first anniversary of the date of signing; and 33,334 on the second anniversary of the date of signing.

On November 30, 2011, the Company and Mr. Herbert entered into an Amended and Restated Employment and Non-Competition Agreement that replaced his prior employment agreement with the Company and pursuant to which he was appointed Chairman and Chief Executive Officer. The agreement provides for an initial term continuing through January 1, 2013, which is automatically renewed for consecutive one year periods unless terminated by either Mr. Herbert or the Company upon at least 90 days’ notice prior to the end of the initial term or any one year extension thereof. The agreement continues the existing compensation and fringe benefits received by Mr. Herbert under Section 2 of his prior employment agreement except that (i) his base salary is $341,227 which is equal to the base salary under his prior employment agreement plus an amount equal to the cost to the Company of the car allowance and supplemental disability insurance coverage provided to him under his prior employment agreement; (ii) the car allowance and supplemental disability insurance coverage that had been provided to him under his prior employment agreement have been discontinued; and (iii) he is eligible for a cash bonus as described in the next sentence. The agreement provides for the payment to Mr. Herbert of a cash bonus of $30,000 if the Company would achieve all of the minimum threshold performance target goals under the Fiscal Year 2012 Performance Share Plan, of $50,000 if the Company would achieve all of the target performance goals under the plan, and of $75,000 if the Company would achieve all of the maximum distinguished performance target goals under the plan. The Company has agreed to pay the premiums for a term life insurance policy in the amount of $1,500,000 on the life of Mr. Herbert while he is employed by the Company. Mr. Herbert has the right to designate the beneficiary of the policy.

On September 5, 2012, Mr. Herbert’s base salary was increased by an amount equal to the annual premiums being paid by the Company for the life insurance policy on Mr. Herbert’s life that was being discontinued.

David M. DeMedio

On April 12, 2005, Mr. DeMedio and the Company entered into an employment agreement pursuant to which he was employed as the Chief Financial Officer of the Company. In the event that a USA Transaction shall occur, then Mr. DeMedio has the right to terminate his agreement upon 30 days’ notice to the Company.

On September 24, 2009, the Company agreed to obtain and pay the premiums for a term life insurance policy in the amount of $750,000 on the life of Mr. DeMedio while he is employed by the Company. Mr. DeMedio has the right to designate the beneficiary of the policy. The Company has agreed to obtain and pay the premiums for a supplemental long term disability policy covering Mr. DeMedio over and above the existing long-term group disability plan of the Company. If he shall become disabled while employed by the Company, the policy would provide for monthly disability coverage of up to 65% of his monthly base compensation payable to age 65 or death.

On April 14, 2011, the Company and Mr. DeMedio entered into an additional amendment to the employment agreement. The agreement extended the term of Mr. DeMedio’s employment with the Company from June 30, 2011 until June 30, 2014, and will automatically continue from year to year thereafter unless terminated as of the end of the original term or any such one year renewal period by the Company or Mr. DeMedio by at least 90-days’ notice. In connection with the amendment, and in recognition of his dedicated and valuable service to the Company and extending the term of his employment agreement, Mr. DeMedio was issued 25,000 shares of common stock under the 2010 Stock Incentive Plan which vest or vested as follows: 8,333 on April 14, 2011; 8,333 on April 14, 2012; and 8,334 on April 14, 2013.

Effective July 1, 2011, Mr. DeMedio’s annual base salary was increased to $220,000.

On September 27, 2011, the Company and Mr. DeMedio entered into another amendment to his employment agreement pursuant to which Mr. DeMedio was granted an aggregate of 25,000 shares of common stock as a bonus for his performance during the last six months of the 2011 fiscal year which vest as follows: 8,333 on the date of signing the amendment; 8,333 on the first anniversary of such signing date; and 8,334 on the second anniversary of such signing date. Mr. DeMedio also agreed that the premiums for his supplemental long term disability policy being paid by the Company would now be included in his wages and be taxable to him.

On September 5, 2012, Mr. DeMedio’s base salary was increased by the annual amount of the car allowance, supplemental disability insurance policy and life insurance policy that were being discontinued.

Cary Sagady

On July 2, 2008, the Company and Mr. Sagady entered into an employment agreement pursuant to which the Company continued to employ Mr. Sagady as a Senior Vice President, Product Development for a one-year term. Mr. Sagady’s employment with the Company shall automatically continue for consecutive one-year periods unless terminated by either party upon notice of at least 60 days prior to the end of each one-year extension. Effective January 1, 2011, Mr. Sagady’s base salary has been $192,500 per annum. In addition, Mr. Sagady is eligible to earn an annual discretionary bonus in the maximum amount of 60% of his annual base salary based upon the Company’s and his performance. Upon renewal of his employment agreement in April 2009, Mr. Sagady was issued an additional 5,000 shares of common stock that vested quarterly in fiscal year 2010. Mr. Sagady is also entitled to be covered by all standard fringe and employee benefits made available to other employees of the Company, including medical and dental insurance, paid vacation and holidays, a 401(k) plan and a long-term disability plan.

On September 5, 2012, Mr. Sagady’s base salary was increased by the annual amount of the car allowance that was being discontinued.

Michael Lawlor

On June 7, 2010, the Company and Mr. Lawlor entered into an employment agreement pursuant to which the Company employed Mr. Lawlor as a Senior Vice President, Sales and Business Development through June 30, 2011. The Company issued to Mr. Lawlor an incentive bonus of $10,000 upon the signing of his employment agreement and on the renewal of the agreement, on April 1, 2011, Mr. Lawlor was issued 10,000 shares of common stock. Mr. Lawlor’s employment with the Company shall automatically continue for consecutive one-year periods unless terminated by either party upon notice of at least 60 days prior to the end of each one-year extension. In addition, Mr. Lawlor is eligible to earn an annual discretionary bonus in the maximum amount of 100% of his annual base salary based upon the Company’s and his performance. Mr. Lawlor is also entitled to be covered by all standard fringe and employee benefits made available to other employees of the Company, including medical and dental insurance, paid vacation and holidays, a 401(k) plan and a long-term disability plan.

On April 27, 2012, the Company and Mr. Lawlor entered into a first amendment to the employment agreement. The agreement extended the term of Mr. Lawlor’s employment with the Company from June 30, 2012 until June 30, 2013, and will automatically continue from year to year thereafter unless terminated as of the end of the original term or any such one year renewal period by the Company or Mr. Lawlor by at least 60-days’ notice. In connection with the amendment, Mr. Lawlor’s base salary was set at $179,800 per year and he was awarded an incentive bonus of 20,000 shares of Common Stock which vest as follows: 5,000 shares on September 30, 2012; 5,000 shares on December 31, 2012; 5,000 shares on March 31, 2013; and 5,000 shares on June 30, 2013.

On September 5, 2012, Mr. Lawlor’s base salary was increased by the annual amount of the car allowance that was being discontinued.

George R. Jensen, Jr.

On September 24, 2009, Mr. Jensen, the Company’s former Chief Executive Officer, and the Company entered into an Amended and Restated Employment Agreement which replaced his prior employment agreement. The Agreement extended the term of Mr. Jensen’s employment with the Company from June 30, 2011 until September 30, 2012. Mr. Jensen was granted 30,000 shares of Common Stock under the 2008 Stock Incentive Plan which vested as follows: 10,000 on October 1, 2009; 10,000 on April 1, 2010; and 10,000 on September 30, 2010. The agreement continued Mr. Jensen’s base salary at $365,000 per annum. The Company agreed to obtain and pay the premiums for a term life insurance policy in the amount of $2,000,000 on the life of Mr. Jensen while he is employed by the Company. Mr. Jensen has the right to designate the beneficiary of the policy. The Company agreed to obtain and pay the premiums for a supplemental long term disability policy covering Mr. Jensen over and above the existing long-term group disability plan of the Company.

On April 14, 2011, the Company and Mr. Jensen entered into an amendment to the employment agreement. The amendment extended the term of Mr. Jensen’s employment with the Company from September 30, 2012 until June 30, 2014. In connection with the amendment, Mr. Jensen was issued 125,000 shares of common stock under the 2010 Stock Incentive Plan which vest as follows: 41,666 on April 14, 2011; 41,667 on April 14, 2012; and 41,667 on April 14, 2013.

On September 27, 2011, the Company and Mr. Jensen entered into an amended and restated employment agreement. The new employment agreement continued substantially all of the previous terms and conditions of his prior employment agreement. The new agreement did not continue the provisions of his prior agreement which obligated the Company to pay any excise taxes attributable to any excess parachute payments which would be received by Mr. Jensen upon the occurrence of a USA Transaction as well as the Company’s related obligation to make tax gross up payments. The new agreement also stated that the premiums for Mr. Jensen’s supplemental long term disability policy being paid by the Company would now be included in his wages and be taxable to him. In exchange for modifying the excise tax and related tax gross up provisions, the Company issued an aggregate of 150,000 shares of common stock to Mr. Jensen under its stock incentive plans which vest as follows: 50,000 on the date the agreement was signed by Mr. Jensen and the Company; 50,000 on the first anniversary of the date of signing; and 50,000 on the second anniversary of the date of signing.

On October 14, 2011, the Company and Mr. Jensen entered into a Separation Agreement and Release (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Jensen resigned as Chairman, Chief Executive Officer and as a Director of the Company, effective immediately. The Separation Agreement states that the Company shall provide Mr. Jensen with (i) a lump sum payment of $365,000 which is equal to one year’s base salary subject to applicable payroll and tax withholding; (ii) a lump sum payment of $17,875 which is equal to one year’s car allowance subject to applicable payroll and tax withholding; (iii) a lump sum payment of $28,077 which is attributable to Mr. Jensen’s unused vacation subject to applicable payroll and tax withholding; (iv) group medical and dental insurance coverage for one year at no cost to Mr. Jensen; (v) the 41,667 shares of the Company’s common stock which were awarded to Mr. Jensen in connection with the signing of an amendment to his employment agreement in April 2011 and which would not have otherwise vested until April 2012; and (vi) the 50,000 shares of the Company’s common stock which were awarded to Mr. Jensen in connection with the signing of his amended and restated employment agreement in September 2011 and which would not have otherwise vested until September 2012. The Separation Agreement provides that the confidentiality and restrictive covenant provisions of Mr. Jensen’s September 2011 amended and restated employment agreement shall remain in full force and effect in accordance with their terms. Except for the payments and benefits provided in the Separation Agreement, Mr. Jensen is not entitled to any further payments or benefits from the Company including any payments, awards or benefits provided for under his employment agreement. Mr. Jensen has released the Company and certain other parties from and against any and all claims he may have, subject to any rights to indemnification or coverage which he may have under any existing insurance policies of the Company, the bylaws of the Company, or the existing indemnification agreement between him and the Company. Mr. Jensen has also agreed to certain standstill provisions for a three year period.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The employment agreements of our executive officers include provisions for the payment and/or the provision of benefits to the executives upon termination of employment under certain conditions or if a successor to the Company’s business or assets does not agree to assume and perform his employment agreement as a condition to the consummation of a USA Transaction.

The term “USA Transaction,” as used in this proxy statement, means: (i) the acquisition of fifty-one percent or more of the then outstanding voting securities entitled to vote generally in the election of directors of the Company by any person, entity or group, or (ii) the approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, or dissolution of the Company, or the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company, or (iii) a change in the composition of the Board of Directors of the Company over a period of twelve (12) months or less such that the continuing directors fail to constitute a majority of the Board.

Mr. Herbert’s employment agreement provides that if Mr. Herbert would terminate his employment with the Company for good reason (as defined in the agreement), or if the Company would terminate his employment without cause (as defined in the agreement), or if the Company would provide Mr. Herbert with a notice of non-renewal of his employment agreement, then the Company would pay to him a lump sum equal to two times his base salary on or before the termination of his employment. The term “good reason,” as defined in the agreement, includes: (A) a material breach of the terms of the agreement by the Company; (B) the assignment by the Company to Mr. Herbert of duties in any way materially inconsistent with his authorities, duties, or responsibilities, or a material reduction or alteration in the nature or status of his authority, duties, or responsibilities as the Chief Executive Officer of the Company; (C) the Company reduces Mr. Herbert’s annual base salary; or (D) a material reduction by the Company in the kind or level of employee benefits to which Mr. Herbert is entitled immediately prior to such reduction with the result that his overall benefit package is significantly reduced unless such failure to continue a plan, policy, practice or arrangement pertains to all plan participants generally. As a condition to Mr. Herbert receiving any payments or benefits upon the termination of his employment for good reason, Mr. Herbert shall have executed and delivered (and not revoked) a release of any and all claims, suits, or causes of action against the Company and its affiliates in form reasonably acceptable to the Company.

The agreement also provides that as a condition of the consummation of a USA Transaction, the successor to the Company’s business or assets would agree to assume and perform Mr. Herbert’s employment agreement. If any such successor would not do so, Mr. Herbert’s employment would terminate on the date of consummation of the USA Transaction, and the Company would pay to Mr. Herbert a lump sum equal to two times his base salary on or before the termination of his employment.

If Mr. Herbert’s employment had been terminated as of June 30, 2012 (when the closing price per share was $1.45) (i) by him for good reason, or (ii) by the Company without cause, or (iii) if a successor to the Company’s business or assets had not agreed to assume and perform his employment agreement as a condition to the consummation of a USA Transaction, then Mr. Herbert would have been entitled to receive: (a) a cash bonus in the amount of $50,000 as if USA had achieved all of the target performance goals under the Fiscal Year 2012 Performance Share Plan during the fiscal year; (b) an aggregate cash payment of twice his annual base salary or $682,454; and (c) an aggregate of 91,667 shares previously issued to him under his employment agreement, which would become automatically vested as of the date of termination, with a value of $132,917.

If Mr. DeMedio’s employment with the Company had been terminated by the Company without cause as of June 30, 2012, his employment agreement provides that the Company would pay health insurance premiums for a one year period following termination in the aggregate amount of $16,824. The aforesaid premium amount is based on an estimated monthly premium of $1,402.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each of our directors and executive officers, and each beneficial owner of more than 10% of the Company’s Common Stock, to file with the Securities and Exchange Commission an initial report on Form 3 of the person’s beneficial ownership of our equity securities and subsequent reports on Form 4 regarding changes in ownership. On the basis of reports of our directors and executive officers, and except as provided in the next paragraph, we believe that each person subject to the filing requirements with respect to us satisfied all required filing requirements during the 2012 fiscal year.

During the 2012 fiscal year, Frank A. Petito filed two late Form 4s, and each of Stephen P. Herbert and David M. DeMedio filed one late Form 4.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our policy is that all related party transactions, which are required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, are to be reviewed and approved by the Audit Committee for any possible conflicts of interest. This policy is evidenced in the Charter of the Audit Committee.

COST OF SOLICITING PROXIES

We will bear the cost of the solicitation of proxies by the Company. In addition to mail and e-mail, proxies may be solicited personally, by advertisement, via the Internet or by telephone or facsimile, by our directors, officers and other employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies.

SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

Shareholder  proposals  submitted  pursuant to Rule  14a-8  under  the Exchange Act for inclusion in the Company’s  proxy statement for its 2014 Annual  Meeting of  Shareholders must be received by the Secretary of the Company at the principal offices of the Company no later than January 20, 2014, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. However, if the date of the 2014 Annual Meeting shall be changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials.

In order to be properly brought before the 2014 Annual Meeting, our bylaws provide that a shareholder’s notice of a matter that the shareholder wishes to present (other than a matter brought pursuant to SEC Rule 14a-8), as well as any director nominations, must be received by the Secretary of the Company not less than 60 nor more than 90 days before the first anniversary of the date of the 2013 Annual Meeting. As a result, any notice given by a shareholder pursuant to these provisions of our Bylaws (and not pursuant to SEC Rule 14a-8) must be received no earlier than March 23, 2014, and no later than April 22, 2014, unless our Annual Meeting date occurs more than 30 days before or 60 days after June 21, 2014. In that case, we must receive proposals not earlier than the close of business on the 90th day prior to the date of the 2014 Annual Meeting and not later than the close of business on the later of: (i) the 60th day prior to the date of the Annual Meeting or, (ii) the 10th day following the day on which we first make a public announcement of the date of the meeting, or the date notice of the meeting is first mailed to shareholders.

Notices of intention to present proposals at the 2014 Annual Meeting must be addressed to: Office of the Secretary, USA Technologies, Inc., 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania, 19355. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Company may satisfy the rules promulgated by the Securities and Exchange Commission regarding delivery of proxy statements and annual reports by delivering a single copy of these materials to an address shared by two or more Company shareholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company has delivered only one proxy statement and annual report to multiple shareholders who share an address, and who do not participate in electronic delivery of proxy materials, unless contrary instructions were received from impacted shareholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold shares as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact us at 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355, or phone number, 610-989-0340. If your shares are held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 has been mailed with this proxy statement. In addition, we will provide without charge to any shareholder, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, as filed with the Securities and Exchange Commission, including the financial statements and exhibits to the Form 10-K. Requests for copies of the Form 10-K should be directed to Investor Relations Department, USA Technologies, Inc., Suite 140, 100 Deerfield Lane, Malvern, Pennsylvania 19355.

You may review our filings with the Securities and Exchange Commission by visiting our website at www.usatech.com.

By Order of the Board of Directors,

May 20, 2013	/s/ Stephen P. Herbert
STEPHEN P. HERBERT
Chairman and Chief Executive Officer

APPENDIX “A”

USA TECHNOLOGIES, INC.
2013 STOCK INCENTIVE PLAN

1.             Purpose. The purpose of the USA Technologies, Inc. 2013 Stock Incentive Plan is to provide an incentive to Employees, Consultants and Directors of the Company who are in a position to contribute materially to the long-term success of the Company, to increase their interest in the Company’s welfare, and to aid in gaining the services of Employees, Consultants and Directors of outstanding ability who will contribute to the Company’s success.

2.	Definitions.

2.1	“Award” means an award of Stock under the Plan.
2.2	“Board” means the Board of Directors of USA.
2.3	“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include any successor to such section.
2.4
“Committee” means the Compensation Committee of the Board; provided, however, that if an Award is to be made to an Employee who is an executive officer of USA or to a Director of USA, any award to be made to any such executive officer or Director shall also be approved by the Directors of USA.

2.5	“Common Stock” means USA common stock, no par value per share, or such other class or kind of shares of capital stock or other securities as may result from the application of Section 7 hereof.
2.6	“Company” means USA and any successor thereof.
2.7	“Consultant” means a consultant retained to provide bona fide services to, and who is not an employee of USA.
2.8	“Director” means each director of USA who is not an employee of USA.
2.9	“Employee” means an officer or employee of the Company including a director who is such an employee.
2.10
“Fair Market Value” means, on any given date, the mean between the high and low prices of actual sales of Common Stock on the principal national securities exchange on which the Common Stock is listed on such date, or, if the Common Stock was not so listed, the average closing bid price of the stock for each of the five trading days prior to such date.

2.11	“Holder” means an Employee, Director or Consultant to whom an Award is made.
2.12	“USA” means USA Technologies, Inc., a Pennsylvania corporation and any successor thereto.
2.13	“1933 Act” means the Securities Act of 1933, as amended.
2.14	“Plan” means the USA 2013 Stock Incentive Plan herein set forth, as amended from time to time.
2.15	“Stock” means Common Stock awarded by the Committee under Section 6 of the Plan.
2.16	“SEC” means the United States Securities and Exchange Commission.
2.17	“Stock Award Agreement” means a Stock Award Agreement evidencing an Award granted under the Plan.

3.	Eligibility. Any Employee, Director or Consultant is eligible to receive an Award.

4.	Administration of Plan.

4.1            The Plan shall be administered and interpreted by the Committee, which shall have full authority to act in selecting Employees, Directors and Consultants to whom Awards will be made, in determining the type and amount of Awards to be granted to each such Holder, the terms and conditions of Awards and the terms of agreements which will be entered into with Holders in connection with Awards.
4.2            The Committee’s powers shall include, but not be limited to, the power to determine whether, to what extent and under what circumstances an Award is made.
4.3            The Committee shall have the power to adopt regulations for carrying out the Plan and to make such changes in such regulations as it shall from time to time deem advisable. The Committee shall have the power unilaterally and without approval of a Holder to amend any existing Award in order to carry out the purposes of the Plan so long as such amendment does not deprive the Holder of any benefit granted by the Award and so long as the amended Award comports with the terms of the Plan. Amendments adverse to the interests of the Holder must be approved by the Holder. Any interpretation by the Committee of the terms and provisions of the Plan and the administration thereof, and all action taken by the Committee, shall be final and binding on Plan participants.

5.	Shares of Stock Subject to the Plan.

5.1            Subject to adjustment as provided in Section 7, the total number of shares of Common Stock available for Awards under the Plan shall be 500,000 shares.
5.2            Any shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any shares subject to any Award granted hereunder are forfeited or such Award otherwise terminates without the issuance of such shares, the shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for Awards under the Plan.

6.	Stock.

An Award of Stock is a grant by the Company of a specified number of shares of Common Stock to the Holder, which shares may be subject to forfeiture upon the happening of specified events. Such an Award may be subject to the following terms and conditions:
6.1            An Award of Stock may be evidenced by a Stock Award Agreement. Such agreements shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable.
6.2            Upon determination of the number of shares of Stock to be granted to the Holder, the Committee shall direct that a certificate or certificates representing the number of shares of Common Stock be issued to the Holder with the Holder designated as the registered owner.
6.3            The Committee may condition the grant of an Award of Stock upon the Holder’s achievement of one or more performance goal(s) specified in the Stock Award Agreement. If the Holder fails to achieve the specified performance goal(s), the Committee shall not grant the Stock to the Holder, or the Holder shall forfeit the Award of Stock and the Common Stock shall be forfeited to the Company.
6.4            The Stock Award Agreement, if any, shall specify the performance, employment or other conditions (including termination of employment on account of death, disability, retirement or other cause) under which the Stock may be forfeited to the Company.
6.5            The Stock Award Agreement may also contain (a) an agreement not to compete with the Company and its subsidiaries which shall become effective as of the date of the grant of the Award and remain in effect for a specified period of time following termination of the Holder’s employment with or affiliation with the Company; (b) an agreement to cancel any employment agreement, fringe benefit or compensation arrangement in effect between the Company and the Holder; and (c) an agreement to retain the confidentiality of certain information.

7.             Adjustments Upon Changes in Capitalization. In the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in the corporate structure of USA affecting the Common Stock, or any distribution to shareholders other than a cash dividend, the Board shall make appropriate adjustment in the number and kind of shares authorized by the Plan as it determines appropriate. No fractional shares of stock shall be issued pursuant to such an adjustment, but an amount equivalent to the portion of Fair Market Value attributable to any such fractional shares shall, where appropriate, be paid in cash to the Holder.

8.             Termination and Amendment. The Plan shall remain in full force and effect until terminated by the Board. The Board shall have the power to amend, suspend or terminate the Plan at any time without the approval of the shareholders of the Company, unless such approval is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed.

9.	Form S-8.

9.1            Promptly upon the approval of this Plan by the Board of Directors of USA and the shareholders, the Company shall, at its cost and expense, register all of the Stock under the 1933 Act pursuant a to Form S-8 registration statement.
9.2            Notwithstanding anything else set forth herein, an Award shall not be made to any Director, Consultant or Employee unless such person is eligible to receive Stock which has been registered under a Form S-8 registration statement. In this regard, any Stock issuable to a Consultant or Director shall be issued to an individual who provided bona fide services to USA and such services shall not be in connection with the offer or sale of securities in a capital-raising transaction, and shall not directly or indirectly promote or maintain a market for USA’s securities.
9.3            In connection with the issuance of any Stock pursuant to the Plan, USA shall at its expense, use its best efforts to have any such Stock exempted from the registration requirements under applicable state securities laws.
9.4            The documents incorporated by reference in Item 3 of Part II of the Form S-8 registration statement, and any additional information about the Company, the Plan and the Plan administrators may be obtained, without charge, upon written request made to the Company at 100 Deerfield Lane, Suite 140, Malvern, PA 19355, Attn: Stephen P. Herbert, Chief Executive Officer, or by calling 610-989-0340.

10.	General Provisions.

10.1          The Plan shall become effective upon its approval by the Board, subject to the approval of the Plan by the shareholders of the Company at the Company’s annual meeting of shareholders to be held on June 21, 2013, and any adjournment or postponement thereof.
10.2          Nothing contained in the Plan, or an Award granted pursuant to the Plan, shall confer upon an Employee any right with respect to continuance of employment by the Company or upon any Director or Consultant any right with respect to continuance of Board service or the consulting arrangement (as the case may be), nor interfere in any way with the right of the Company to terminate such relationships at any time.
10.3          Holders shall be responsible to make appropriate provision for all taxes required to be withheld in connection with any Award. Such responsibility shall extend to all applicable federal, state, local or foreign withholding taxes. Stock Award Agreements evidencing Awards may contain appropriate provisions to effect withholding, including providing for the withholding of Stock by USA otherwise deliverable to a Holder having a Fair Market Value equal to the minimum amount required to be withheld by the Company. The Plan is not qualified under Section 401(a) of the Code.

10.4          To the extent that federal laws (such as the 1934 Act, the Code or the Employee Retirement Income Security Act of 1974) do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the Commonwealth of Pennsylvania and construed accordingly.

Dated: April 19, 2013

ANNUAL MEETING OF SHAREHOLDERS OF
USA TECHNOLOGIES, INC.

June 21, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or
1-718-921-8500 from foreign countries from any touch-tone telephone and follow the
instructions. Have your proxy card available when you call. Vote online/phone until 11:59	COMPANY NUMBER
PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The proxy statement, proxy card and annual report on
Form 10-K are available at - http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=14591

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, FOR Proposals 2, 3 and 4, and 1 YEAR on Proposal 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1.	Election of Directors:					2.	Ratification of the appointment of McGladrey LLP as the independent
			NOMINEES:				registered public accounting firm of the Company for fiscal year ending June 30, 2013.
			●	1.	Deborah G.Arnold
	☐	FOR ALL NOMINEES	●	2.	Steven D. Barnhart
			●	3.	Joel Brooks		☐	FOR	☐	AGAINST	☐	ABSTAIN
	☐	WITHHOLD AUTHORITY	●	4.	Stephen P. Herbert
		FOR ALL NOMINEES	●	5.	Albin F. Moschner	3.	Approval of the 2013 Stock Incentive Plan
			●	6.	Frank A. Petito, III
	☐	FOR ALL EXCEPT	●	7.	Jack E. Price		☐	FOR	☐	AGAINST	☐	ABSTAIN
		(see instructions below)	●	8.	William J. Reilly, Jr.
			●	9.	William J. Schoch	4.	Advisory vote on named executive officer compensation

							☐	FOR	☐	AGAINST	☐	ABSTAIN

						5.	Advisory vote on the frequency of advisory vote on named executive officer compensation

	☐	1 YEAR	☐	2 YEARS	☐	3 YEARS	o	ABSTAIN

6.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any Adjournment thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right
and indicate your new address in the address space above. Please note	☐
that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

USA TECHNOLOGIES, INC.

2013 ANNUAL MEETING OF SHAREHOLDERS
JUNE 21, 2013
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoint(s) Stephen P. Herbert and David M. DeMedio, or either of them, with full power of substitution, as proxies to represent and vote, as designated on the reverse side, all shares of Common Stock and Series A Preferred Stock of USA Technologies, Inc., held of record by the undersigned at the close of business on April 16, 2013, at the Annual Meeting of Shareholders to be held on June 21, 2013 and at any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. A SHAREHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.

Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke the proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person.

(Continued and to be signed on the reverse side)